Exhibit (a)(1)(A)

BLUE RIDGE REAL ESTATE COMPANY

AMENDED OFFER TO PURCHASE FOR CASH ALL COMMON SHARES OF BLUE RIDGE

HELD BY HOLDERS OF 99 OR FEWER SHARES

AT A PURCHASE PRICE OF $11.00 PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK TIME, ON JANUARY 17, 2014, UNLESS THE OFFER IS EXTENDED.

Blue Ridge Real Estate Company:

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is offering to purchase all of its common shares held by holders of 99 or fewer shares who owned such shares as of the close of business on November 21, 2013 in a tender offer (the “Offer”) as are properly tendered and not properly withdrawn at a price of $11.00 per share (the “Offer Price”) in cash, upon the terms and subject to the conditions described in this offer to purchase (as the same may be amended from time to time, the “Offer to Purchase”).

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in addition to the $11.00 per share price, is offering each tendering holder a $100 bonus upon completion of the Offer for the properly executed tender of all of the Blue Ridge shares beneficially owned by such holder which are received and not withdrawn prior to the Expiration Time on January 17, 2014.  The cash bonus is being offered as a per holder incentive to each shareholder to tender their shares.

For purposes of clarity, if you hold 99 shares of Blue Ridge and you elect to tender your shares, you would receive $1,189.00 (99 x $11.00 = $1,089.00 for your shares plus the $100  incentive bonus payment).

The Offer is conditioned, as to each eligible odd lot holder, upon that shareholder tendering to the Company all Blue Ridge common shares held by the shareholder.  Partial tenders will not be accepted.

If a shareholder owned more than 99 common shares of Blue Ridge as of the close of business on November 21, 2013, he or she is not eligible to participate in this Offer.  If you hold more than 99 common shares of Blue Ridge, you are ineligible to participate in the Offer and are receiving a copy of the Offer to Purchase for informational purposes only.

If you want to tender your shares in the Offer, you should:

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tender all of the odd lot shares you own; and

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follow the instructions in this Offer to Purchase and the related documents, including the accompanying letter of transmittal (the “Letter of Transmittal”) to submit your shares.

When the Offer expires:

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you may tender your shares until the Offer expires.  Currently, the Offer is scheduled to expire at 5:00 P.M., New York time, on January 17, 2014; such date and time, as and if extended, is referred to as the “Expiration Time.”  If your shares are held by a nominee or broker, it is likely that they have an earlier deadline for you to act to instruct them to accept the Offer on your behalf.  We urge you to contact your nominee or broker to find out their deadline.

Our common shares:

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are listed and traded on the OTC Markets under the symbol “BRRE,” from November 1, 2013 through November 21, 2013, were listed and traded on the OTC Markets under the symbol “BRRED,” and prior to November 1, 2013 were listed and traded on the OTC Bulletin Board under the symbol “BLRGZ;” and

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had a closing price of $6.50 on January 3, 2014.  We urge you to obtain current market quotations for the shares.

The Offer is not conditioned on any minimum number of shares being tendered or the receipt of financing.  The Offer is, however, subject to other conditions, some or all of which we may elect to waive, as discussed in Section 7.  As of November 21, 2013, we had 2,450,424 outstanding common shares.

On November 19, 2013, our board of directors authorized the repurchase by us of all of our common shares held by holders of 99 or fewer of our issued and outstanding common shares as of the close of business on November 21, 2013 and approved the Offer and the Offer Price.  However, none of our management, our board of directors and executive officers, the Information Agent or the depositary is making any recommendation to you as to whether you should tender or refrain from tendering your shares.  We are not making a recommendation as to whether you should tender shares in the Offer because we believe that you should make your own decision based on your views as to the value of our shares, our prospects and anticipated capitalization following the Offer, as well as your liquidity needs, investment objectives and other individual considerations.

Our directors and executive officers do not own any of our shares and thus are not eligible to tender shares in the Offer.  See Section 11.

This Offer to Purchase contains important information about the Offer.  We urge you to read this Offer to Purchase, including the documents incorporated herein by reference, and the related Letter of Transmittal in their entirety.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of this transaction, passed upon the merits or fairness of the transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase.  Any representation to the contrary is a criminal offense.  No person is authorized to give any information or to make any representation not contained in this Offer to Purchase or the related Schedule 13E-3 filed with the SEC, and if given or made, you should not rely on any such information or representation as having been authorized by the Company.

If you have any questions or need assistance, you should contact Morrow & Co., LLC, the information agent for the Offer (the “Information Agent”), or IST Shareholder Services (“IST”), the depositary for the Offer, at the respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.  Further, if you require additional copies of this Offer to Purchase or the related Letter of Transmittal, you should contact Morrow & Co., LLC, as the Information Agent.

IMPORTANT PROCEDURES

If you want to tender your shares, you must do one of the following before the Offer expires:

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if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

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if you hold shares in your own name, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, and any other documents required by the Letter of Transmittal to IST as the depositary for the Offer;

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if you are an institution participating in The Depository Trust Company, which we call the “book-entry transfer facility” in this Offer to Purchase, tender your shares according to the procedure for book-entry transfer described in Section 4.

If you want to tender your shares, but:

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you cannot comply with the procedure for book-entry transfer by the expiration of the Offer; or

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your other required documents cannot be delivered to the depositary by the expiration of the Offer,

then you can still tender your shares if you comply with the guaranteed delivery procedure described in Section 4.

To tender your shares you must follow the procedures described in this Offer to Purchase, the Letter of Transmittal and the other documents related to the Offer.

If you have questions or need assistance, you should contact Morrow & Co., LLC, which is the Information Agent for the Offer, at the address or telephone number on the back page of this Offer to Purchase.  You may also request additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery from the Information Agent.

For purposes of this Offer, the term “odd lots” means all shares tendered by a shareholder who owns beneficially or of record a total of fewer than 100 shares (such shareholder, an “odd lot holder”) as of November 21, 2013 and who so certifies in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery.

We are not making this Offer to, and will not accept any tendered shares from, shareholders in any jurisdiction where it would be illegal to do so, provided that Blue Ridge will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  However, we may, at our discretion, take any actions necessary to allow us to make this Offer to shareholders in any such jurisdiction.

We are responsible for the information contained and incorporated by reference in this Offer to Purchase.  Other than as contemplated herein, we have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you.

The Information Agent for this Offer is Morrow & Co., LLC.

Amended Offer to Purchase dated January 6, 2014

TABLE OF CONTENTS

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SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience.  It highlights material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent that they are described in the body of this Offer to Purchase.  We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offer.  Where we believe helpful, we have included references to the sections of this Offer to Purchase where you will find a more complete discussion.  In this Offer to Purchase, we use the terms “Blue Ridge,” the “Company,” “we,” “us” and “our” to refer to Blue Ridge Real Estate Company.

Who is offering to purchase my shares?

Blue Ridge Real Estate Company, a Pennsylvania corporation, is offering to purchase its outstanding common shares held by shareholders who owned 99 or fewer shares on November 21, 2013 as are properly tendered and not withdrawn.  See Section 1.

Am I eligible to participate in the Offer?

You are eligible to tender your shares only if you owned 99 or fewer common shares of Blue Ridge, regardless of whether you own your shares of record (i.e., in your own name) or beneficially (i.e., in “street name” held by a brokerage company account maintained by you).  We reserve the right to make all determinations of who is eligible to participate in this Offer.

If I Am Not Eligible To Participate In The Offer, Why Have I Been Sent These Materials?

If the Offering is sufficiently subscribed by odd lot holders of record, Blue Ridge would have less than 300 shareholders of record following the completion of the Offer.  Federal securities rules require the Company to inform all of the holders of its common shares of a transaction that could allow the Company to terminate voluntarily the registration of its common shares with the SEC, suspend its reporting obligations with the SEC under the Exchange Act and become a non-reporting company.  The primary purpose of the Offer is to allow the Company to “go private” and the Offer is a “going-private” transaction under applicable federal securities laws because the Offer has a reasonable likelihood of allowing the Company to deregister its common shares with the SEC, suspend its reporting obligations with the SEC under the Exchange Act and become a non-reporting company.

What will be the purchase price?

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The price for the Offer is $11.00 per share.  See Section 1 and Section 3.

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In addition to the $11.00 per share price, upon consummation of the Offer, we will pay each tendering holder a $100 bonus for all properly executed tender offers of all shares beneficially owned by such holder which are received and not withdrawn prior to the expiration date of January 17, 2014.

How many shares will Blue Ridge purchase?

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Pursuant to the Offer, we will purchase all of our common shares held by shareholders who owned 99 or fewer shares on November 21, 2013 as are properly tendered and not withdrawn.  We estimate that we will purchase approximately 7,000 shares, or less than 1% of our outstanding common shares as of November 21, 2013.  All purchases are subject to the terms and conditions of the Offer.  See Sections 1, 3 and 7.

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The Offer is not conditioned on any minimum number of shares being tendered or the receipt of financing.

Is there a bonus for tenders?

Yes. If the Offer is consummated, the Company will pay each tendering holder a $100 bonus for all properly executed tenders of all shares beneficially owned by such holder which are received and not withdrawn prior to the expiration date of January 17, 2014.  The cash bonus will only be paid to tendering holders who were beneficial holders of 99 or fewer common shares of the Company as of November 21, 2013.

What is the purpose of the Offer?

The primary purpose of the Offer is to reduce the number of holders of record of the Company’s common shares in order to permit the Company to deregister its common shares with the SEC.  The Company’s board of directors and management each believe that deregistering the Company’s common shares will result in significant cost savings, even after taking into account the cost of the Company’s commitment to continue to provide financial statements to shareholders.  In addition, given the illiquid current nature of the Company’s common shares, the Company’s board and management each believe that deregistration will not likely have a significant impact on the ongoing trading market.  The Offer represents a mechanism to provide odd lot holders, if they so elect, with the opportunity to tender all of their shares and, thereby, receive a return of capital without the usual costs associated with open market transactions.  For a further discussion of the potential benefits and the potential risks and disadvantages of the Offer, see Section 1 and Section 2.

Why is the Company paying a bonus?

The Company is paying a bonus to incentivize odd lot holders to tender their shares.  The expense of administering accounts of small shareholders is disproportionate to their ownership interest in the Company.  As of November 21, 2013, we had approximately 231 shareholders of record that held 99 or fewer shares and based on a beneficial share range analysis, we estimate that we had at least an additional 74 shareholders who are not holders of record and who beneficially owned 99 or fewer shares.  We estimate that these eligible record and beneficial shareholders hold an aggregate of approximately 7,000 common shares of the Company.  As a result, these odd lot holders hold less than 1% of all of our common shares.  A disproportionate amount of our administrative expense relating to shareholder accounts and reporting requirements are attributable to those shareholders holding less than 1% of our issued and outstanding shares.  Even if the record shareholder base does not fall below 300, we believe that every tender by a qualified odd lot holder will reduce our expenses going forward.

What does the board of directors of Blue Ridge think of the Offer?

On November 19, 2013, our board of directors authorized the repurchase by us of all of our issued and outstanding common shares held by holders of 99 or fewer shares as of the close of business on November 21, 2013 and approved the Offer and Offer Price.  As discussed below in Section 2, “Special Factors,” the Company’s board of directors believes, and has determined on behalf of the Company, that the Offer is procedurally and substantively fair to the unaffiliated security holders of the Company including both those shareholders who tender their shares and receive payment and those shareholders who continue to hold the Company’s common shares after the Offer.  However, none of the Company’s management, our board of directors and executive officers, the Information Agent or the depositary is making any recommendation to you as to whether you should tender or refrain from tendering your shares.  We are not making a recommendation as to whether you should tender shares in the Offer because we believe that you should make your own decision based on your views as to the value of the Company’s shares, our prospects and anticipated capitalization following the Offer, as well as your liquidity needs, investment objectives and other individual considerations.

You must decide whether to tender your shares.  You should discuss whether to tender your shares with your broker and financial and/or tax advisor.

Why is the Company making the Offer now?

As described in greater detail in Section 2 “Special Factors,” we are making the Offer now because: (a) we have available capital resources to fund the Offer as the result of our recently completed land sales, and (b) we do not require the consent of any lender to make the Offer due to the payoff of our credit facility with Manufacturers and Traders Trust Company following completion of the land sales.

What will be the form of payment of the purchase price and incentive bonus in the Offer?

If your shares are purchased in the Offer, you will be paid the purchase price and incentive bonus in cash, less any applicable withholding taxes, for all of your shares that we purchase pursuant to the Offer.  We will pay the purchase price and bonus promptly after the Offer expires, but under no circumstances will we pay interest on the purchase price or bonus, even if there is a delay in making payment.  See Section 1 and Section 6.

How will Blue Ridge obtain the funds to pay the purchase price and incentive bonus in the Offer?

We estimate that the maximum aggregate purchase price for the shares purchased in the Offer will be approximately $76,120.  This amount does not include expenses related to paying the $100 bonus per holder or other expenses associated with this Offer.  We estimate that the expense of the $100 per holder cash bonus payment will be approximately $30,500 based on our estimate of the number of odd lot holders as of November 21, 2013.  We estimate the expenses of the Offering will be approximately $222,473, as discussed below in Section 16—“Fees and Expenses.”  We will fund the purchase price in the Offer, the bonus and the expenses of the Offer from cash on hand.  There are no plans for alternative funding.  See Section 2, Section 9 and Section 16.

How will the Offer affect the number of common shares outstanding and the number of record holders of the Company?

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As of November 21, 2013, we had 2,450,424 issued and outstanding common shares.  We estimate that we will acquire a maximum of approximately 7,000 shares, or less than 1% of our outstanding common shares as of November 21, 2013, in the Offer.  Based on the foregoing, if the Offer is fully subscribed, we estimate that we will have approximately 2,443,504 common shares outstanding following the completion of the Offer.

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The number of our record holders would be reduced to the extent any of our odd lot holders of record tender their shares and that tender is accepted.  See Section 1.

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As of November 21, 2013, there were 348 shareholders of record and, of those shareholders, 231 held fewer than 100 shares.  Based on a beneficial share range analysis, we believe there are approximately 74 additional odd lot holders.  Because of the number of shareholders who own relatively small numbers of shares, the premium offered over current market prices, the bonus payment and the lack of a brokerage commission, we believe we may be able to reduce the number of shareholders of record below 300.

Following the Offer, will Blue Ridge continue as a public company?

If the number of shareholders of record of the Company falls below 300, we will deregister the Company’s common shares under the Exchange Act, which may reduce publicly available information about the Company and reduce trading in the Company’s shares.  See Section 1, “Purpose of the Offer” and Section 2, “Special Factors.”

Following the Offer, will shareholders continue to have access to the Company’s financial statements?

The Company intends to supply shareholders with audited annual financial statements and unaudited quarterly financial statements, though there is no requirement that it do so and it will not be bound by any of the SEC’s requirements for the content of the financial statements to which it is currently subject.  These documents may not be as detailed or as extensive as those required of a public company.

How long do I have to decide whether to tender my shares in the Offer?  Can Blue Ridge extend the Offer past the initial expiration date?

You may tender your shares until the Offer expires.  Currently, the Offer is scheduled to expire at 5:00 P.M., New York time, on January 17, 2014.  If your shares are held by a nominee or broker, it is likely that they have an earlier deadline for you to act to instruct them to accept the Offer on your behalf.  We urge you to contact your nominee or broker to find out their deadline.

We can extend the Offer past this scheduled expiration date in our sole discretion at any time and from time to time, subject to applicable laws.  If we choose to do so, we will announce the extension of the Offer no later than 9:00 a.m., New York time, on the next business day after the previously scheduled or announced expiration date.  You will be able to tender your shares until 5:00 P.M., New York time, on the day selected as the new expiration date.  If we extend the Offer, we will delay the acceptance of any shares that have been validly tendered and not validly withdrawn.  See Sections 3 and 15.

Can Blue Ridge amend the terms of the Offer?

Subject to applicable law, we reserve the right, in our sole discretion, to amend or terminate the tender offer as described in Section 15.

Will Blue Ridge notify me if it amends the terms of the Offer or extends the expiration date?

We will announce any amendment to the Offer by making a public announcement of the amendment.  We will announce any extension of the Offer no later than 9:00 a.m., New York time, on the next business day after the last previously scheduled or announced expiration date.  In the event of an extension, termination or postponement of the Offer, we will also give written or oral notice to the depositary.  See Section 15.

How do I tender my shares?

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To tender your shares, you must complete one of the actions described under “Important Procedures” on the inside front cover page of this Offer to Purchase before the Offer expires.

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You may also contact the Information Agent or your broker for assistance.  The contact information for the Information Agent is on the back page of this Offer to Purchase.

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For a more detailed explanation of the tendering procedures, see Section 4.

How and when will I be paid?

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If your shares are purchased in the Offer, you will be paid the aggregate purchase price applicable to such shares and the incentive bonus, less any tax withholdings, in cash, without interest, promptly after the expiration date and the acceptance of the shares for payment.  There may be tax consequences to receiving this payment.  See Sections 4 and 14.

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We will pay for the shares accepted for payment by depositing the aggregate purchase price with the depositary promptly after the expiration date.  The depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment.  See Section 6.

Once I have tendered my shares in the Offer, can I withdraw my tender?

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You can withdraw your previously tendered shares at any time before the Offer expires, which is initially 5:00 P.M., New York time, on January 17, 2014.

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In addition, after the Offer expires, unless we have already accepted your tendered shares for payment, you may withdraw your shares at any time after 12:01 a.m., New York time, on January 27, 2014.  See Section 5.

How do I withdraw previously tendered shares?

To withdraw your previously tendered shares, you must deliver a written or facsimile notice of withdrawal with the required information to the depositary on a timely basis while you still have the right to withdraw.  If you have tendered by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct the broker or bank to arrange for withdrawal of your shares.  Some additional requirements apply if the shares to be withdrawn have been delivered to the depositary if your shares have been tendered under the procedure for book-entry transfer set forth in Section 4.  Also see Section 5.

Did the board of directors receive any fairness opinions or similar reports regarding the fairness of the Offer?

Yes.  The board of directors of the Company received an opinion from BDO Consulting (“BDO”) that the offer price is fair to those shareholders who tender their shares from a financial point of view.   See Section 2, “Special Factors.”

Do the directors or executive officers of Blue Ridge intend to tender their shares in the Offer?

Our directors and executive officers are not eligible to tender shares in the Offer, as none of them own our shares.  See Section 11.  However, Frederick Kurz, a member of our board, is an affiliate of Kimco Realty Corporation, our largest shareholder.  Kimco Realty Corporation owns more than 99 of our shares and is not eligible to tender shares in the Offer.

What are the United States federal tax consequences if I tender my shares to Blue Ridge?

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Generally, you will be subject to United States federal income taxation when you receive cash from us in exchange for the shares you tender.  See Section 14.

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If you are a U.S. Holder, the cash you receive for your shares (including any bonus payment) generally will be treated either as:

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proceeds from the sale or exchange of your shares that will give rise to capital gain or loss assuming your shares are held as capital assets; or

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a dividend, to the extent of our current and accumulated earnings and profits, with the excess first considered a non-taxable return of capital, to the extent of your basis in our stock, and then as capital gain.

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In the case of non-U.S. Holders, because of the uncertainty as to which characterization applies (dividend or capital gain), we intend to characterize cash paid to non-U.S. Holders as dividend income that is subject to withholding at a rate of 30% of the gross payment made to you, unless we receive the applicable IRS Form W-8 establishing your entitlement to a lower rate of, or zero, withholding submitted to us with the Letter of Transmittal.  As a non-U.S. Holder, you may be entitled to a refund (by filing a subsequent claim for refund) of amounts withheld if characterization of the payment as dividend income is incorrect or you fail to timely establish your entitlement to U.S. income taxation (under an applicable income tax treaty or otherwise) at a lower rate.  See Section 14.

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The $100 per holder bonus also will be taxable. See Section 14—“United States Federal Income Tax Consequences.” You should consult your tax advisor with respect to your particular tax consequences before tendering your shares pursuant to this Offer.

What is the accounting treatment for the purchase of shares in the Offer?

We expect that the accounting for our purchase of shares in the Offer will result in a reduction of our shareholders’ equity in an amount equal to the aggregate purchase price of the shares we purchase plus the bonus and associated fees and expenses.  We estimate that cash will also be reduced by approximately $329,093, for the repurchase price, the bonus and associated fees and expenses.  The reduction in the number of shares outstanding will be included in the computation of basic and diluted earnings per share.

What is the market value of my shares as of a recent date?

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On January 3, 2014, the closing per share price of our common stock on the OTC Markets was $6.50.

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We urge you to obtain a current market quotation for your shares before deciding whether to tender your shares.  See Section 8.

Will I have to pay brokerage commissions or stock transfer taxes if I tender my shares to Blue Ridge?

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If you are a registered shareholder and tender your shares directly to the depositary, you will not have to pay any brokerage commissions.  If you hold shares through a broker or bank or other nominee, however, you should ask your broker or bank or other nominee, as applicable, if you will be charged a fee to tender your shares.  See Section 6.

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If you instruct the depositary in the Letter of Transmittal to make payment for the shares to the registered holder, you will not incur any domestic stock transfer tax.  See Section 6.

How does the recent merger of Big Boulder and Blue Ridge affect the Offer?

Blue Ridge was formerly party to a Security Combination Agreement with Big Boulder Corporation, a Pennsylvania corporation (“Big Boulder”), pursuant to which the shares of Big Boulder could only be transferred with an equal number of shares of Blue Ridge, and vice versa.  On October 31, 2013, Big Boulder merged with and into Blue Ridge, and pursuant to the merger (i) each issued and outstanding common share of Big Boulder was canceled and converted automatically into the right to receive one post-merger Blue Ridge common share; (ii) each issued and outstanding common share of Blue Ridge was canceled and converted automatically into the right to receive one post-merger Blue Ridge common share; (iii) Blue Ridge adopted Amended and Restated Articles of Incorporation which set forth, among other things, that (x) the number of authorized shares of common stock of Blue Ridge increased to 6,000,000, (y) the shares of Blue Ridge are uncertificated, and (z) immediately after the merger effective time, every two outstanding post-merger Blue Ridge common shares were combined into and automatically became one post-merger Blue Ridge common share.  Following the merger, on November 1, 2013, shares of Blue Ridge ceased trading on the OTC Bulletin Board  under the symbol “BLRGZ” and began trading on the OTC Markets under the temporary symbol “BRRED,” and on November 21, 2013 began trading on the OTC Markets under the symbol “BRRE.”

All shareholders of Blue Ridge must tender their Blue Ridge and Big Boulder shares in order to exchange their shares for post-merger Blue Ridge common shares, in accordance with the letter of transmittal and instructions sent to shareholders in connection with the merger on or about October 31, 2013.  If you are also eligible to tender your shares in this offer and wish to do so, you should comply with the instructions for tendering your shares both in connection with the merger and in this offer.  The Information Agent can help answer any questions about this process.

Whom can I talk to if I have questions about the Offer?

Our Information Agent can help answer your questions. The Information Agent is Morrow & Co., LLC.  Contact information for the Information Agent appears on the back page of this Offer to Purchase.

INTRODUCTION

To the Holders of 99 or Fewer Common Shares of Blue Ridge as of November 21, 2013:

Blue Ridge Real Estate Company, a Pennsylvania corporation, invites its shareholders holding 99 or fewer common shares, no par value per share, as of November 21, 2013 to tender such shares for purchase by Blue Ridge.  We are offering to purchase such shares at the Offer Price of $11.00 in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal, which together, as each may be amended and supplemented from time to time, constitute the Offer.  The Offer is conditioned, as to each eligible odd lot holder, upon that shareholder tendering to the Company all Blue Ridge common shares held by the shareholder. Partial tenders will not be accepted.

In addition to the $11.00 per share price, upon completion of the Offer, we will pay each tendering holder a $100 bonus for the properly executed tender offer of all shares beneficially owned by such holder which are received and not withdrawn prior to the expiration date of January 17, 2014.   The cash bonus is being offered as a per holder incentive to each shareholder to tender their shares.  The bonus amount was derived as twice the amount of the Company’s estimated annual servicing cost per shareholder account over the previous three year period of approximately $45 (transfer agent fees, proxy costs, etc.).  The bonus is NOT based on the Company’s estimate of the per share value of their shares and is being paid solely to incentivize odd lot holders to tender their shares.

For purposes of clarity, a shareholder that holds 99 shares of Blue Ridge that elects to tender his, her or its shares would receive $1,189.00 (99 x $11.00 = $1,089.00 for the shares plus the $100 incentive bonus payment, less any applicable tax withholding).

We plan to fund this Offer with cash on hand.  All shares acquired in the Offer will be acquired at the Offer Price.

We will purchase only those shares properly tendered and not properly withdrawn.

Tendering shareholders whose shares are registered in their own names and who properly tender their shares directly to IST, the depositary for the Offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 7 of the Letter of Transmittal, stock transfer taxes on the purchase of shares by us in the Offer.  If you own your shares through a bank, broker, dealer, trust company or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so.  You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

The Offer is not conditioned on a minimum number of total shares being tendered or the receipt of financing.

On November 19, 2013, our board of directors authorized the repurchase by us of all of our common shares held by holders of 99 or fewer shares of our issued and outstanding common shares as of November 21, 2013 and approved the Offer and the Offer Price.  However, none of the Blue Ridge management, our board of directors and executive officers, the Information Agent or the depositary is making any recommendation to you as to whether you should tender or refrain from tendering your shares.  We are not making a recommendation as to whether you should tender shares in the Offer because we believe that you should make your own decision based on your views as to the value of Blue Ridge shares, our prospects and anticipated capitalization following the Offer, as well as your liquidity needs, investment objectives and other individual considerations.  You must decide whether to tender your shares.  You should discuss whether to tender your shares with your broker and financial and/or tax advisor.

As of November 21, 2013, we had issued and outstanding 2,450,424 common shares.  As of November 21, 2013, we had approximately 231 shareholders of record that held 99 or and fewer shares and we estimate that we had approximately 74 additional shareholders who beneficially owned 99 or fewer shares.  We estimate that these eligible record and beneficial shareholders hold an aggregate of approximately 7,000 common shares of the Company.  As a result, these odd lot holders hold less than 1% of all of our common shares.  Assuming the Offer is fully subscribed, we estimate that we will purchase approximately 7,000 shares, or less than 1% of our outstanding common shares as of November 21, 2013.  Based on the foregoing, if the Offer is fully subscribed we estimate that we will have approximately 2,443,504 common shares outstanding following the completion of the Offer.

Our common shares are listed and traded on the OTC Markets under the symbol “BRRE,” from November 1, 2013 through November 21, 2013 were listed and traded on the OTC Markets under the symbol “BRRED,” and prior to November 1, 2013 were listed and  traded on the OTC Bulletin Board under the symbol “BLRGZ.”  On January 3, 2014, the closing per share price of our common shares on the OTC Markets was $6.50.  You are urged to obtain current market quotations for our common shares before deciding whether to tender your shares.  See Section 8.

Blue Ridge was formerly party to a Security Combination Agreement with Big Boulder, pursuant to which the shares of Big Boulder could only be transferred with an equal number of shares of Blue Ridge, and vice versa.  On October 31, 2013, Big Boulder merged with and into Blue Ridge, and pursuant to the merger (i) each issued and outstanding common share of Big Boulder and Blue Ridge were canceled and converted automatically into the right to receive one post-merger Blue Ridge common share, and (ii) that immediately after the merger effective time, every two outstanding post-merger Blue Ridge common shares were combined into and automatically became one post-merger Blue Ridge common share.  See Section 11.

This Offer to Purchase as well as the related Letter of Transmittal each contain important information that you should read carefully before you make any decision regarding the Offer.

THE TENDER OFFER

Section 1. Purpose of the Offer

The primary purpose of this Offer is to reduce the number of holders of record of the Company’s common shares.  The Company’s common shares are registered under the Exchange Act.  Accordingly, the Company is subject to the reporting and proxy requirements of the Exchange Act.  Pursuant to federal securities laws, once the Company’s shares are registered, the Company must maintain their registration and comply with those requirements so long as the Company has 300 or more holders of record of its common shares.  If, after completion of this Offer, the Company has fewer than 300 shareholders of record, as calculated under the regulations of the SEC, the board of directors of the Company intends to deregister the Company’s common shares with the SEC.  One result of deregistration is that we would no longer be required to file certain reports with the SEC, including, among others, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.  In addition, we would not be subject to the SEC’s requirements for proxy statements.  The board of directors believes that no longer being subject to such requirements could result in significant cost savings to the Company and allow management to spend more time focused on the Company’s business.

We also believe the Offer may be a way to decrease our shareholder administration costs.  The expense of administering accounts of small shareholders is disproportionate to their ownership interest in the Company.  A disproportionate amount of our administrative expense relating to shareholder accounts and reporting requirements are attributable to those shareholders holding less than 1% of our issued and outstanding shares.  Even if the record shareholder base does not fall below 300, we believe that every tender by a qualified odd lot holder will reduce our expenses going forward.

The board of directors of the Company believes that by deregistering, we will realize recurring annual cost savings of approximately $191,700 in fees and expenses that the Company has historically incurred.  These estimated cost savings for the first year after deregistration are described in greater detail below:

Estimated Cost Savings
Section 404 audit fees	$32,000
Other audit fees	29,700
Legal fees	106,000
EDGAR formatting and filing costs	10,000
Printing and mailing costs	5,000
Shareholder relations	9,000
Insurance costs (1)	0
Total annual costs	$191,700
(1)

The estimated annual insurance cost savings based on the estimated annual costs of D&O and other insurance coverage as a public company may initially be marginally greater than the estimated annual costs of D&O and other insurance coverage as a private company due to the cost of five year tail coverage for claims associated with prior public company status.

The annual cost savings set forth above are only estimates and do not include any allocation of compensation paid to officers and employees of the Company for time they spend on compliance with securities laws.  The actual savings we realize from going private may be higher or lower than these estimates.  The estimates are based upon the (i) actual costs to us of the services and disbursements in each of the categories listed above that were reflected in our recent financial statements and (ii) allocation to each category of management’s estimates of the portion of the expenses and disbursements believed to be solely or primarily attributable to our public reporting company status.  In some, but not all, instances, these cost savings expectations were based on verifiable assumptions.  For example, our auditing fees will be reduced if we cease to be a public reporting company due to the elimination of fees for interim services.  In addition, the costs associated with retaining legal counsel to assist us in complying with the Exchange Act reporting requirements will be eliminated if we no longer file reports with the SEC.

If the common shares of the Company are deregistered, the Company intends to supply shareholders with audited annual financial statements and unaudited quarterly financial statements, though there is no requirement that it do so and it will not be bound by any of the SEC’s requirements for the content of the financial statements to which it is currently subject.  These documents may not be as detailed or as extensive as those required of a public company.  Because such documents will not be subject to the SEC’s requirements, the costs associated with the preparation and review of these documents by both the independent auditors and legal counsel would likely decrease substantially.  Following the deregistration of the Company’s shares, the Company intends to maintain a board of directors with at least one director who is unaffiliated with Kimco Realty Corporation, our largest shareholder.

We also believe that the Offer is a means to provide value to our odd lot holders because it provides a measure of liquidity to those who want to sell, especially in light of the illiquid market for our shares.  Where shares are tendered by the registered owner of those shares directly to the depositary, the sale of those shares in the tender offer will permit the seller to avoid the usual transaction costs associated with open market sales.  Furthermore, any odd lot holders who hold shares registered in their names and tender their shares directly to the depositary and whose shares are purchased under the tender offer will avoid not only the payment of brokerage commissions but also any applicable odd lot discounts that might be payable on sales of their shares in market transactions.

If this Offer does not result in the Company’s qualifying to deregister with the SEC, our board of directors will likely consider other alternatives to achieve that result, including a further tender offer or a reverse stock split, so long as the board continues to believe that deregistration remains in the Company’s best interests.

Whether or not the Offer results in the Company qualifying to deregister with the SEC, the Company may, in the future, purchase additional shares in tender offers, including a potential follow-on tender offer open to all holders of Blue Ridge shares.  We may also purchase shares in the open market subject to market conditions, in private transactions, or otherwise.  Any of these purchases may be on the same terms as, or on terms more or less favorable to shareholders than, the terms of the Offer including the per share price but exclusive of the bonus.  Any possible future purchases by us will depend on many factors, including the market price of the shares, our business and financial position, our liquidity and capital resources, as well as general economic and market conditions.

Our board of directors has approved the Offer.  However, none of the Blue Ridge management, our board of directors and executive officers, the Information Agent or the depositary is making any recommendation to you as to whether you should tender or refrain from tendering your shares.  We are not making a recommendation as to whether you should tender shares in the Offer because we believe that you should make your own decision based on your views as to the value of Blue Ridge shares, our prospects and anticipated capitalization following the Offer, as well as your liquidity needs, investment objectives and other individual considerations.

Section 2. Special Factors.

Background of the Offer

Over the last several years, the boards of directors of Blue Ridge and Big Boulder have periodically considered initiatives to reduce the operating expenses associated with continuing as a public company.

At their June 10, 2012 meeting, the boards reviewed the specific costs attributable to the Company’s status as a public company, and discussed various alternative going-private transactions to reduce the number of record holders of the Company’s stock below 300 which would allow the Company to deregister, including a reverse split, an odd lot tender offer, an issuer tender offer open to all shareholders or a tender offer by a third party.  The boards resolved to conduct a more in depth review of the alternative transactions as well as the possibility of obtaining a fairness opinion in connection with such transaction.

At a meeting on October 2, 2012, the boards again discussed the costs and benefits of Blue Ridge and Big Boulder continuing as public companies, and various alternative methods of reducing the number of record holders.  The boards considered advantages and disadvantages of the various transactions and the fairness of each alternative to all shareholders.  The boards approved a further review of the alternatives going-private transactions and obtaining an estimate of the cost of a fairness opinion.

Over the course of the next several months, at the direction of the boards, the Company’s management continued to investigate the alternative means of going private, and conferred with legal counsel on the possibility and process involved in conducting an odd lot tender offer.

 At the February 13, 2013 board meeting, Bruce Beaty, the Company’s President and Chief Executive Officer, presented and the boards reviewed the impact of a going-private transaction on the financial condition and working capital of the Company, including in light of the Company’s then-pending land sales to The Conservation Fund and The Pennsylvania Game Commission, described in more detail below.  The boards considered the impact on the amount of cash held by the Company if such an offering was fully subscribed; however, the boards concluded that the Company still would have sufficient funds to address on-going potential adverse changes in its business after the then-pending land sales.  The boards also discussed the restrictions under the Company’s credit facility with Manufacturers and Traders Trust Company with respect to its ability to fund the Offer and the potential to pay down the credit facility.

At the April 10, 2013 meeting, the boards continued to review means of reducing operating costs, including through a going-private transaction and a merger of Blue Ridge and Big Boulder.  The boards again discussed different strategies to enable the Company to deregister.  The boards approved the formation of a special committee of the boards’ independent members, Paul Biddelman and Mark Dawekjo, to investigate such strategies.  The boards authorized the special committee to engage counsel and third party consultants in connection with its investigation, and charged the special committee with presenting a recommendation to the boards.

During the course of spring 2013, the special committee and management continued discussions with legal counsel regarding going-private transactions, and focused on the advantages and disadvantages of an odd lot tender offer, including its voluntary nature.  The special committee also worked with legal counsel to begin to prepare the necessary documents to be filed with the SEC in connection with a potential tender offer.

The special committee met on June 19, 2013 and again on July 10, 2013, during which it discussed details of an odd lot tender offer, including the methodologies to be used to determine the offer price per share and the incentive bonus payment to tendering shareholders, and again considered the fairness of the offer to both tendering and non-tendering unaffiliated security holders.  In particular, the committee discussed setting an offer price with a modest premium that would be fair from a financial point of view to the tendering shareholders and non-tendering shareholders, through a review of various factors including the 52 week trading average, book value and liquidation value.  Mr. Beaty presented a review of the trading in the Company’s stock over approximately 3.5 years, which included the number of trades, the monthly high low and average price, the estimated volume traded at several price points, and combined total volume and stock price average for the calendar years of 2010, 2011, 2012 and year to date through the end of June 2014. A summary of this trading history is provided below:

Trading Summary from 01/02/2010 to 06/24/2013

YTD Through	YTD Volume	Number of Trades	Avg Volume per Trade	High	Low
6/24/2013	6,400	11	582	9.00	7.25
12/31/2012	33,700	35	963	11.62	5.76
12/30/2011	115,900	70	1,656	10.05	5.00
12/31/2010	53,400	54	989	10.50	5.00
	209,400	170	1,047	10.29	5.75

Volume at a Price

Price	Total Shares	Trades	$ value	Cumulative
5-6	26,900	18	149,983	10%
6-7	49,800	39	316,710	30%
7-8	52,900	40	397,949	56%
8-9	61,300	54	506,165	88%
9-10	8,100	8	73,450	93%
10+	10,400	11	104,816	100%
	209,400	170	1,549,073

Average price per share                     $7.40

Mr. Beaty then presented an analysis of the Company’s book value and liquidation value.  The adjusted liquidation analysis presented by Mr. Beaty was based on management’s assessment of market value for the Company’s properties based on an orderly liquidation over a three to five year horizon, assuming modest appreciation from current values, and resulted in an estimated price per share of $17.00-$18.00. The study was an illustrative exercise, the results highly speculative and deemed likely not representative of the value of the Company’s holdings. Management and the boards did not feel management’s adjusted liquidation valuation was reliable as management did not undertake an appraisal of each property, did not present comparable sale data, did not undertake discounted cash flow analysis, in addition management did not take into account sales commissions, apply a bulk sale discount and did not take into account the possibility that some parcels may not be saleable within the 3-5 year time frame. In many cases, due to the limited activity in the local real estate market, comparable sales data is not available. Additionally the cost of undertaking an appraisal was not justified as the Company has no debt and does not intend to sell the remaining inventory of land at this time.

The committee also discussed the benefits to the continuing shareholders, including the cost savings related to the elimination of the odd lot accounts and the Company ceasing to be a reporting company, and the disadvantages to such continuing holders, including the potential reduction in liquidity of the Company’s shares and access to information about the Company.

On June 28, 2013, the Company completed the sale of raw land owned by Blue Ridge in Thornhurst Township, Lackawanna County, Pennsylvania, consisting of approximately 376 acres, for a purchase price of $1,600,000, pursuant to an Agreement of Sale, dated February 17, 2011, between Blue Ridge and The Conservation Fund.

At the July 10, 2013 board meeting, the special committee presented its recommendation that the Company proceed with an odd lot tender offer that might allow the Company to reduce the number of record holders below 300 and thus allow the Company to deregister, and that such offer be commenced following the completion of the land sales with The Conservation Fund and The Pennsylvania Game Commission.  The special committee, along with the full boards, held extensive discussions regarding various factors and alternative means of valuing the Companies’ shares to set an offer price.  The special committee also recommended the incentive cash bonus.

On July 15, 2013, the special committee again met to review the tender offer documents with legal counsel.

On July 31, 2013, the Company also completed a sale of 1,557 acres of land to The Pennsylvania Game Commission for a purchase price of $5,000,000, pursuant to an Agreement of Sale, dated March 21, 2013, between Blue Ridge and The Pennsylvania Game Commission.  Pursuant to the agreement, Blue Ridge also agreed to sell an additional 2,106 acres of land to The Pennsylvania Game Commission for a purchase price of $5,050,000 which sale closed on November 6, 2013.

On July 31, 2013, the net proceeds from the land sales with The Conservation Fund and The Pennsylvania Game Commission were used primarily to pay-down the Company’s debt under its then existing operating line of credit facility with Manufacturers and Traders Trust Company, although a portion of the proceeds from the sales are being used to provide working capital for the Company and to fund purchases under the Offer.

On August 29, 2013, Big Boulder and Blue Ridge entered into an Agreement and Plan of Merger, pursuant to which, Big Boulder would merge with and into Blue Ridge.  Following shareholder approval of the merger on October 18, 2013, the merger was consummated, effective as of October 31, 2013.

On September 24, 2013, after previous discussion with the boards, the Company’s management engaged BDO to provide an opinion as to whether the offer price is fair to those shareholders who tender their shares from a financial point of view.

On October 9, 2013, the boards of Blue Ridge and Big Boulder held a joint meeting with the special committee.  At the meeting, Mr. Beaty presented to the special committee and boards a review and update of the pricing methodology previously presented to the committee to set the offer price, including among other items a review of the 52 week trading average, book value and liquidation analysis, and recommended an incentive bonus payment of $100.  The special committee also discussed the timing and process of launching the tender offer at this meeting.

  On November 19, 2013, the special committee presented its recommendation to the Blue Ridge board of an offer price per share of $11.00 and BDO also presented its opinion to the board that the Offer is fair to the odd lot holders from a financial point of view.  After further discussion of the fairness factors previously considered by the board and special committee and the presentation by BDO, the board formally accepted and adopted BDO’s analysis and conclusion and determined on behalf of the Company that the offer price would be fair to unaffiliated security holders of the Company, including both odd lot holders tendering their shares in the Offer and to shareholders continuing as shareholders after the Offer.  In setting an offer price that was lower than the book value per share, the committee and board determined that the Company does not expect to generate operating profits over the next two years, therefore unless one time asset sales are undertaken, which were not then expected, due to recurring operating expenses which are less than recurring revenues the book value is likely to decline over the next two years. As the Company’s primary holdings are primarily non-income producing, a net asset value approach was deemed as the most appropriate determinant of intrinsic value and reference value for setting the odd lot tender price.  The board then unanimously approved an offer as discussed to all odd lot holders with a $100 bonus to each tendering holder for the purchase of all odd lot shares of Blue Ridge owned by a tendering holder, and authorized management to work with the Company’s legal advisors to finalize the necessary documents to be filed with the SEC and mailed to the Company’s shareholders.

Alternatives

The directors considered several alternative methods of reducing the number of shareholders of record enough to deregister the common shares and also discussed remaining a public company.

Tender Offer Open to All Holders.  As discussed above, one alternative considered by the board was a tender offer for a fixed number or dollar amount of shares. In such tender offer, the Company would offer to repurchase, at a designated price per share, a fixed number or dollar value of common shares held by any holder.  The board did not believe that an offer to all shareholders would sufficiently incent odd lot holders to tender and result in the reduction of holders of record needed in order to deregister.  The board may consider such action again, whether or not the offer provides the Company with the ability to deregister its common shares.

Traditional Stock Repurchase.  The board considered periodic repurchases of common shares on the open market at market prices.  The board rejected this type of transaction since repurchasing enough shares in this manner to enable Blue Ridge to deregister its shares would likely take an extended period of time, have no assurance of success, and be of indeterminable cost, particularly in light of the illiquid market for the Company’s shares.

Reverse Stock Split.  In a reverse stock split, the charter of the Company would be amended to divide the number of outstanding shares by an amount that would result in certain shareholders owning less than one full share of the Company.  All shareholders holding less than one full share would be cashed out at a designated price and then the charter could be amended again to increase the number of remaining shares to the same number those shareholders held before the reverse stock split. The advantage of a reverse stock split would be that it ensures the Company that the number of shareholders of record would be reduced sufficiently. The directors considered, however, that a reverse stock split would be involuntary; some shareholders might be cashed out who would prefer to remain shareholders of the Company.  Although a reverse stock split would require a shareholder vote and approval of two-thirds of the Company’s shares, the board may consider such action again in the event the Offer to Purchase or a subsequent offer open to all holders of Blue Ridge common shares does not provide the Company with the ability to deregister its common shares.

Remaining a Public Company.  The board also considered remaining a public company when evaluating the benefits of deregistering with the SEC, as discussed above in Section 1- “Purchase of the Offer”.  In particular, the board considered the fact that the trading market for the Company’s shares  is very limited and our shares do not trade on a daily basis, so the benefits to our shareholders of remaining a public company were minimal.

Certain Effects of the Offer

We have approximately 231 odd lot holders of record as of November 21, 2013.  We hope that the primary effect of the Offer will be to reduce the number of record holders of the Company’s stock from approximately 348 to fewer than 300.  If we have fewer than 300 record holders of the Company’s shares, we will be able, and intend, to deregister our shares with the SEC under the Exchange Act.  Although we do not believe that the Offer is likely to have a significant impact on the trading market for the Company’s shares because the trading market is very limited and our shares do not trade on a daily basis, there can be no assurance that the suspension of our reporting obligations under the Exchange Act will not further reduce the trading market and result in a decline in the price of the Company’s shares.  We may also have less access to capital markets and not be able to use the Company’s shares to effect acquisitions as a non-reporting company.  After the deregistration of our shares, we will no longer be subject to certain liability provisions of the Exchange Act that apply to public companies or the provisions of the Sarbanes-Oxley Act, including the requirement that the Company’s officers certify the accuracy of the Company’s financial statements.

As of November 21, 2013, there were 348 shareholders of record and, of those shareholders, 231 held fewer than 100 shares.  Because of the number of shareholders who own relatively small numbers of shares, the premium offered over current market prices, the bonus payment and the lack of a brokerage commission, we believe we may be able to reduce the number of shareholders of record below 300.  Based on a beneficial share range analysis, we believe there are approximately 74 additional odd lot holders who are eligible to participate in the Offer.

The Company’s shareholders have no right to vote on the Offer and therefore have no appraisal rights.

Discussed below are some additional effects of the Offer on certain persons or groups.

Potential Benefits and Disadvantages to, and Effects on, Tendering Shareholders: The Offer presents potential advantages as well as some potential disadvantages to tendering holders because:

•

the Offer provides odd lot holders with an opportunity to obtain liquidity with respect to their shares particularly in light of the illiquid market for the Company’s shares;

•

the Offer also may give odd lot holders the opportunity to sell their shares at the Offer Price, which is greater than reported market prices prevailing immediately prior to the announcement of the Offer; and

•

the Offer provides odd lot holders who wish to sell their shares the opportunity to sell those shares for cash without the usual transaction costs associated with open market sales.

If the Offer is completed, tendering shareholders whose shares were properly tendered and not withdrawn:

•

will receive cash equal to $11.00 for each share of Blue Ridge accepted in the Offer;

•

will receive a $100 cash bonus for the tender of all of such holder’s Blue Ridge common shares accepted in the Offer;

•

may receive the Offer Price without paying brokerage commissions or other transaction fees; and

•

will receive no interest on cash payments owed to them by the Company as a result of the Offer.

However, a tendering holder whose common shares are accepted in the Offer will no longer be a shareholder of the Company and will not benefit from any profitability, earnings or cash flow of the Company in the future.

For a discussion of the federal income tax consequences of the Offer, see Section 14 “United States Federal Income Tax Consequences.”

Potential Benefits, Risks and Disadvantages to, and Effects on, Continuing Shareholders: The Offer presents some potential advantages as well as some potential risks and disadvantages to our continuing shareholders and to the Company, including the following:

•

successful completion of the Offering could decrease our shareholder servicing costs by reducing the number of odd lot accounts;

•

successful completion of the Offering could further decrease our costs if the Company ceases to be a reporting company as the Company would no longer be required to file certain reports with the SEC and would not be subject to the SEC’s requirements for proxy statements;

•

in addition to the cost savings involved in the Company’s ceasing to be a reporting company, management will be free to spend more time focused on the Company’s business; and

•

continuing shareholders may benefit from any profitability, earnings or cash flow of the Company in the future.

If the Offer is completed, continuing shareholders (i.e., holders of the Company’s shares who do not or cannot tender any shares in the Offer):

•

may suffer losses if the Company does not establish profitability and sustain earnings and cash flow in the future;

•

will be subject to risk of a decline in the Company’s results of operations and potential adverse effects on the Company from an inability to obtain adequate working capital;

•

will likely experience a reduction in the already limited liquidity of the Company’s shares, thus making a sale in the market more difficult if the Company ceases to be a reporting company;

•

will not experience a significant increase in their respective ownership percentages of the Company’s shares; and

•

will, especially if an unaffiliated shareholder, likely have less access to information about Blue Ridge if the Company ceases to be a reporting company.

After the Offer and deregistration, there may not be a sufficient number of shares outstanding and publicly traded following the Offer to ensure a continued trading market in the shares in any over-the-counter market.  The continued quotation of our common shares as well as the availability of any over-the-counter trading in our common shares will depend, in part, on the nature and extent of continued publicly available information about Blue Ridge.  Although we currently intend to continue to provide audited annual financial statements and unaudited quarterly financial statements to our shareholders, there would be no requirement that we do so.  Further, under Rule 15c2-11, brokers and dealers are prohibited from publishing any quotation for a security, directly or indirectly, or submitting any such quotation for publication, in any quotation medium unless such broker or dealer has in its records the documents and information required by the rule (“Paragraph A Current Information”), and, based upon a review of such information together with any other documents and information required by the rule (“Paragraph B Information”), has a reasonable basis under the circumstances for believing that the Paragraph A Information is accurate in all material respects, and that the sources of the Paragraph A information are reliable.  Market Makers may post quotations in securities of companies with limited financial information only if they can demonstrate to the Financial Industry Regulatory Authority (“FINRA”) that the requirements of Rule 15c2-11 are being satisfied.

The foregoing lists of potential benefits and of potential risks and disadvantages to our shareholders should by no means be considered exhaustive or complete.  See “Forward-Looking Statements.”

Effects on the Company: If all odd lot shares are properly tendered, we estimate that we will pay approximately $106,620 in the aggregate to purchase the shares and pay the bonus.  If 7,000 shares are purchased at $11.00 per share, after the expenses of the Offer and payment of the aggregate purchase price and cash bonus, we do not expect a material change in book value per share as a result of the Offer.  For details regarding the expected changes to the financial condition and results of operations of the Company, see Section 10 “Information About Us — Selected Historical and Pro Forma Financial Information.”

If the number of shareholders of record of the Company falls below 300, we intend to apply to the SEC to deregister our shares as soon as practicable after completion of the Offer.  Upon deregistration of our shares, our duty to file periodic reports with the SEC will be suspended for as long as we have fewer than 300 record shareholders, we will no longer be a public reporting company.  In addition, we will be relieved of the obligation to comply with the requirements of the proxy rules under Section 14 of the Exchange Act following the effectiveness of our deregistration 90 days after the filing date.  However, we will continue to be subject to the general anti-fraud provisions of federal and applicable state securities laws.  See “Purposes and Reasons for Going Private.”

Although we currently intend to continue to provide audited annual financial statements and unaudited quarterly financial statements to our shareholders, there is no requirement that we do so.  Even if provided, these documents likely will not be as detailed or extensive as the information we currently file with the SEC and deliver to shareholders, and our financial statements may not be accompanied by management’s discussion and analysis in the same detail, if at all.  It will be more difficult for our shareholders to obtain information about us.

As a result of deregistration of our shares, we estimate that we will save approximately $191,700 in annual out-of-pocket costs associated with being a public company.  In addition, management and employees will be able to reallocate time associated with our SEC reporting activities to other operations of the Company.  These anticipated savings are discussed under “Special Factors; Certain Effects of the Offer; Additional Background—Purposes and Reasons for Going Private.”

Effects on Rights of Common Shares: Except as noted in this Offer to Purchase, the rights associated with common shares will be unaffected by the Offer; there will be no changes with respect to dividend, voting, liquidation or other rights associated with the shares.  Common shares acquired in the Offer will be cancelled and returned to the status of authorized but unissued shares.  We have no current plans for reissuance of the shares to be purchased in the Offer.

Effects on the Company’s Executive Officers, Directors and Other Affiliates: If we complete the Offer and deregister, our affiliates, which consist of our executive officers, directors and any shareholders who own more than 10% of the Company’s shares, will be relieved from complying with the stock ownership reporting requirements and “short swing profit” trading restrictions under Section 16 of the Exchange Act, as well as many of the provisions of the Sarbanes-Oxley Act.  Our affiliates may also lose the ability to dispose of their shares of the Company pursuant to the safe harbor from the general registration requirement of Rule 144 under the Securities Act of 1933, as amended, unless the Company makes certain information about the Company publicly available.

Our directors and executive officers do not own any of our shares and thus are not eligible to tender shares in the Offer. However, Frederick Kurz, a member of our board, is an affiliate of Kimco Realty Corporation, our largest shareholder.  Kimco Realty Corporation owns more than 99 of our shares and is not eligible to tender shares in the Offer.

Following the deregistration of the Company’s shares, the Company intends to maintain a board of directors with at least one director who is unaffiliated with Kimco Realty Corporation, our largest shareholder.

There can be no assurance that the number of shareholders of record after completion of the Offer will be fewer than 300 or that the completion of the Offer will result in a reduction in expenses related to registration under the Exchange Act.  If the Company is not able to reduce its shareholder base below 300, it will consider other options to achieve this result, including a further tender offer, a reverse stock split or additional repurchases.

BDO Fairness Opinion

BDO delivered its written opinion that, as of November 19, 2013, and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth therein, the consideration to be paid by the Company to the shareholders of the Company holding 99 or fewer common shares of the Company (the “odd lot holders”) in the Offer is fair to the odd lot holders from a financial point of view.  BDO has consented to the use of the opinion and related disclosure in this Offer to Purchase.

The full text of the written opinion of BDO, dated November 19, 2013, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken in connection with its opinion, is attached as Appendix A to this Offer and is incorporated herein by reference.  The summary of BDO’s opinion in this Offer is qualified in its entirety by reference to the full text of its written opinion attached as Appendix A.  BDO provided its opinion for the information of the board of directors of the Company in connection with and for the purposes of evaluating the Offer.  BDO’s written opinion addresses only the fairness to the odd lot holders, from a financial point of view, of the consideration to be paid to them by the Company in connection with the Offer, and does not address any other matter.  Neither BDO’s written opinion nor the summary of its opinion and the related analyses set forth in this Offer are intended to be, and they do not constitute, advice or a recommendation to a shareholder or director of the Company  as to how such shareholder or director should act or vote with respect to any matter relating to the Offer.  You are urged to read BDO’s opinion in its entirety.

The board of directors of the Company engaged BDO to provide it with a financial opinion in connection with the Offer.  The board of directors selected BDO to provide its opinion based on BDO’s qualifications, expertise and reputation.  As part of BDO’s engagement, the board of directors requested that BDO evaluate the fairness, from a financial point of view, to the odd lot holders of the consideration to be paid to them by the Company in connection with the Offer.  On November 19, 2013, at a meeting of the board of directors held to evaluate the Offer, BDO rendered to the board of directors an oral opinion, which was confirmed by delivery of a written opinion dated November 19, 2013 to the effect that, as of that date and based on and subject to the matters described in BDO's opinion, the consideration to be paid by the Company to the odd lot holders in connection with the Offer was fair from a financial point of view.

BDO's opinion was provided for the information and benefit of the board of directors in connection with its evaluation of the consideration to be paid by the Company to the odd lot holders in connection with the Offer from a financial point of view and does not address any other aspect of the Offer.  BDO’s opinion was approved by its Opinion Review Committee.  BDO's opinion does not address the relative merits of the Offer as compared to other business or financial strategies or transactions that might be available to the Company or in which the Company might engage, and it does not address the underlying business decision of Company to proceed with the Offer.  BDO did not recommend the amount or form of consideration payable in the Offer.  BDO has consented to the inclusion in this Offer of its opinion and the description of its opinion appearing under this subheading "BDO Fairness Opinion."

The summary of BDO’s opinion described below is qualified in its entirety by reference to the full text of its opinion.  In connection with rendering its opinion, BDO, among other things:

a)

considered the draft term sheet dated as of October 15, 2013 (the “Term Sheet”), setting forth the principal terms of the Proposed Transaction, and the draft Offer to Purchase for Cash All Common Shares of the Company Held by Holders of 99 or Fewer Shares at a Purchase Price of $11.00 Per Share, dated October 16, 2013 (the “Draft Tender Offer Notice”);

b)

reviewed certain publicly available business and historical financial information relating to the Company including the Company’s audited financial statements on Form 10-K filed with the SEC for the years ended October 31, 2012 and the Company’s unaudited interim financial statements for the quarter ended July 31, 2013 included in the Company’s Form 10-Q filed with the SEC;

c)

reviewed certain non-public internal financial information and other data relating to the business of the Company that were provided to BDO by the Company for the purpose of its analysis and accordingly on which basis BDO prepared its analysis;

d)

conducted discussions with, and relied on statements made by, members of the senior management of the Company concerning the business, operations, historical financial results, future prospects of the Company, and the Offer;

e)

reviewed information received through emails from the management of the Company which made certain representations (by virtue of the representations made by the Company in the engagement letter governing the provision of information) as to the truth, accuracy and good faith preparation of certain (i) historical financial statements (including cash and cash equivalents; cash held in escrow; accounts receivable, pre-paid expenses & other assets; accounts payable, accrued liabilities and other liabilities; and historical financial performance of the sewage and water facilities, roads and billboards), (ii) financial projections as to the expected proceeds from the pending sale of land, and (iii) the underlying assumptions (including cost basis for the pending sales of land, commercial property and remaining land inventory; cost basis for the valuation allowance; estimated value of the unfunded defined pension liability (as provided by Savitz Organization); estimated 3-year operating cash flow carry forward; and tax rate of 34.0%), and reviewed a pro forma schedule of assets and liabilities (including valuation allowances, unfunded defined pension liability, operating cash flow carry) for the Company on a pro-forma basis at close, which pro forma schedule of assets and liabilities is included in the Adjusted Net Asset Value Analysis on pages 21-23;

f)

considered the historical trading price and trading volume of the Company’s common stock  and the publicly traded securities of certain other companies that BDO deemed relevant;

g)

considered certain financial performance data of the Company and compared that data with similar data for other companies in lines of business BDO deemed relevant;

h)

compared the financial terms of the Offer with the publicly available financial terms of certain other transactions which BDO believed to be generally relevant;

i)

considered certain pro forma effects of the Offer on the Company’s financial statements; and

j)

considered such other information, financial studies, analyses and investigations and financial, economic and market criteria as BDO deemed relevant and appropriate for purposes of its opinion.

For purposes of its opinion, BDO relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information that was publicly available or furnished to BDO by the Company or otherwise reviewed by BDO, and BDO did not assume any responsibility or liability for any such information.  Aside from the Company’s land inventory and commercial investment property, BDO did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, and BDO assumed that any third party appraisals provided to BDO by or on behalf of the Company were prepared on a reasonable basis.  BDO assumed that the Offer as consummated will not differ in any material respect from that described in the Term Sheet, without any adverse waiver or amendment of any material term or condition thereof, and that the parties to the Term Sheet will comply with all material terms of the Term Sheet and the Draft Tender Offer Notice.  BDO assumed that all of the conditions required to implement the Offer will be satisfied and that the Offer will be completed in accordance with the Term Sheet and the Draft Tender Offer Notice without any amendments thereto or any waivers of any terms or conditions thereof.  BDO accepts no responsibility for the accounting or other data and commercial assumptions on which its opinion is based.  Further, BDO’s opinion does not address any legal, regulatory, taxation or accounting matters, as to which BDO understands that the board of directors has obtained such advice as it deemed necessary from qualified professionals.  BDO’s opinion does not address, and should not be construed to address, the relative merits of the Offer as compared to other business strategies or transactions that might be available with respect to the Company, the underlying business decision of the Company to effect the Offer, or whether the consideration to be paid by the Company to the odd lot holders in connection with the Offer represents the best price obtainable.  BDO expresses no view as to the federal, state or local tax consequences of the Offer.  BDO’s opinion is based on business, economic, regulatory, monetary, market and other conditions as they existed as of the date of the opinion or as of the date of the information provided to BDO.  BDO’s opinion was effective as of November 19, 2013 and BDO has no obligation to update the opinion unless requested by the Company in writing to do so and expressly disclaims any responsibility to do so in the absence of any such request.  The Company does not intend for an updated opinion to be obtained.  BDO assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Offer will be obtained without any adverse effect on the Company.

To the extent that any of BDO’s assumptions or any of the facts on which BDO’s opinion was based prove to be untrue in any material respect, BDO’s opinion cannot and should not be relied upon.  Furthermore, in BDO’s analysis and in connection with the preparation of its opinion, BDO made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Offer.  BDO’s opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice.  BDO’s opinion does not constitute a view regarding the solvency of the Company prior to or subsequent to the Offer.  In connection with delivering its opinion, BDO performed no procedures to determine the solvency of the Company.  As such, the opinion does not constitute a solvency opinion, and should not be relied upon for such purposes.  In addition, BDO did not express any opinion as to the market price or value of any of the Company’s securities after announcement of the Offer.  BDO did not make, and assumed no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering its opinion, BDO did not express any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the odd lot holders in connection with the Offer, or with respect to the fairness of any such compensation.   BDO’s opinion was provided solely for the benefit of the board of directors, in their capacity as directors of the Company, in connection with and for the purposes of their consideration of the Offer.  BDO’s opinion was not on behalf of, and shall not confer rights or remedies upon, may not be relied upon by, and does not constitute a recommendation by BDO to, any holder of securities of the Company or any other person other than the board of directors to take any action in relation to the Offer or any form of assurance by BDO as to the condition of the Company; instead, it merely states whether the consideration to be paid in the Offer is within a range suggested by certain financial analyses.  As specified in the engagement letter between BDO and the board of directors relating to the delivery of the fairness opinion, BDO was engaged solely by the board of directors and the use of BDO’s opinion was restricted to the Company (specifically the board of directors and management).  Such engagement letter explicitly states that BDO’s opinion (i) was not being rendered by BDO as an agent or as a fiduciary of the Company or any of its constituents (e.g., its shareholders) and (ii) should not be construed as creating any fiduciary duty on the part of BDO to any party.  Under such circumstances, no privity is created between BDO and the

Company’s shareholders regarding BDO’s delivery of its opinion to the board of directors and, consequently, you may not rely on BDO’s opinion to support any claims against BDO arising under applicable state law.  BDO indicated that it would assert the “no privity” and “no third party reliance” defenses to shareholder claims that might be brought against it under applicable state law.  The availability of such defenses to BDO and the question of whether such defenses are available under these circumstances would be resolved by a court of competent jurisdiction.  In any event, the resolution of whether such defense is available to BDO would have no effect on (i) the rights and responsibilities of the issuer’s board of directors under applicable state law or (ii) the rights and responsibilities of either BDO or the board of directors under federal securities laws.  The decision as to whether to proceed with the Offer or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which BDO’s opinion was based.  BDO’s opinion should not be construed as creating any fiduciary duty on the part of BDO to any party.

In addition to reimbursement of out-of-pocket expenses, BDO received a $95,000 fee as compensation for its services in rendering its opinion, $50,000 of which was paid to BDO upon the execution of its engagement letter with the Company.  No portion of BDO’s fee is contingent upon either the conclusion expressed in BDO’s opinion or whether or not the Offer is successfully consummated.  Pursuant to the terms of the engagement letter between the Company and BDO, the remaining $45,000 of the professional fee was payable upon BDO stating to the board of directors that it was prepared to deliver its opinion, and this amount has been paid to BDO.  Other than this engagement, during the two years preceding the date of the opinion, BDO did not have any material relationship with any party to the Offer for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood by BDO to be contemplated.  BDO’s opinion was approved by BDO’s fairness opinion committee.  Other than the value of the land inventory and commercial investment property (on which BDO conducted a reasonable independent analysis, but did not provide or obtain a formal appraisal), BDO did not verify any information that formed a substantial basis for its opinion.

The following is a summary of the material quantitative financial analyses that BDO reviewed with the board of directors on November 19, 2013 in connection with BDO’s opinion dated November 19, 2013.  The following summary, however, does not purport to be a complete description of the analyses performed by BDO.  The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by BDO.  Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before November 18, 2013 (one trading day prior to BDO’s delivery of its opinion to the board of directors), and is not necessarily indicative of current market conditions.

Valuation Summary

In the course of preparing its opinion, BDO conferred with the Company’s management concerning the evolution of its business, operations and outlook for the future.

The following is a summary of the key considerations used by BDO to arrive at the valuation conclusions:

•

The valuation of Blue Ridge and its predecessor’s land inventory and commercial property, as further described in “Adjusted Net Value Analysis” below;

•

The presence of U.S. Federal and State tax benefits and their potential impact on BRRED’s equity value.  Such tax benefits typically arise from a) application of net loss carry forwards, and b) tax savings arising from the valuation allowance of impaired assets.  BDO estimated the potential impact from tax benefits to be approximately $3.6 million;

•

The number of shares (4,857 shares) and percentage ownership (0.2%) in BRRED represented by the shares anticipated to be repurchased in connection with the Transaction;

•

BRRED’s size and the lack of marketability associated with BRRED’s common stock, as further set forth in the chart included in “Adjusted Net Value Analysis” below; and

•

Factors influencing BRRED’s net asset value on a going concern basis, which factors are further identified in “Adjusted Net Asset Value Analysis” below.

None of the information provided by the Company was audited by BDO as part of its engagement.  BDO relied on such information without independent verification and expresses no opinion or other form of assurance on its accuracy, fairness and completeness.  The opinion and related analysis reflect BDO’s best judgment in light of the information available at the time.

To arrive at its written opinion, BDO considered three valuation approaches, which are outlined below:

1.

Precedent Dutch Tenders Analysis:  In a Dutch Tender Offer, the company makes an offer to repurchase a specified number of shares and permits shareholders to express the number of shares they wish to tender to the company for repurchase, and at what price within a specified range.  Based upon the shareholders’ expression of interest in participating in the Dutch Tender Offer (i.e., the number of shares each is willing to sell, and at what price), the company then repurchases the entire allotment of  shares at the lowest price per share within the specified range that permits it purchase the full allotment of shares.  This often results in the company repurchasing shares at a premium to the current trading price.  Dutch Tender Offers incorporate certain feature that make them relevant to an odd lot tender offer, including: i) Dutch Tender Offers are return of capital transactions to shareholders; ii) Dutch Tender Offers involve the issuer directly offering a premium to shareholders to induce the repurchase of stock; and iii) the premiums ultimately paid by issuers are generally reflective of investors’ expectations for premiums given that shareholders communicate the price at which they are willing to sell their holdings back to the issuer.  The premiums paid were drawn from the 16 publicly-traded small-and mid-sized US based firms (market capitalization ranging between $1 million and $2 billion) that have tendered for and repurchased less than 20.0% of their shares outstanding since October 2009, in each case in a Dutch Auction Tender Offer. This screening criteria is generally consistent with that of the Company’s status as a small-sized US based firm that is tendering for less than 20% of its outstanding shares.  BDO reviewed the 16 Dutch Tender Offers and applied the inter-quartile range of one-day premiums of 4.35% and 17.95% to the Company’s last close price of $8.15 as of November 18, 2013.  The inter-quartile range was used to eliminate the effect of major outliers in the data set and to capture the distribution of the data.  The Close, Low and High Prices represent market quotations for the securities on the day following the announcement of the tender offer.   As part of the analysis, BDO did not exclude from the analysis any Dutch Tender Offers qualifying under the selection criteria identified above.   Below is a chart summarizing the Dutch Tender Offers assessed by BDO.

					Dutch Tender Range			Percentage of Premium / Discount to
Date	Target / Issuer	1 Day Before Announcement	S / O at Announcement	% of S / O	Close Price	Low Price	High Price	Close Price	Low Price	High Price
4/22/2013	Harmonic Inc	5.51	115,202,000	10.40%	6.25	5.75	6.25	13.43%	4.36%	13.43%
3/18/2013	Vicor Corp	4.77	39,800,000	3.37%	5.00	4.00	5.00	4.82%	-16.14%	4.82%
11/5/2012	FBR & Co	2.98	48,892,800	0.40%	3.50	3.25	3.50	17.45%	9.06%	17.45%
8/13/2012	Rockford Corporation	4.60	8,581,000	16.80%	5.60	4.60	5.60	21.74%	0.00%	21.74%
6/12/2012	Theragenics Corp	1.76	33,460,000	14.23%	2.10	2.00	2.40	19.32%	13.64%	36.36%
5/30/2012	SL Industries Inc	11.44	4,438,000	6.92%	13.50	12.00	13.50	18.01%	4.90%	18.01%
5/8/2012	FBR & Co	2.68	54,715,880	9.33%	2.75	2.75	3.00	2.61%	2.61%	11.94%
3/28/2012	GigOptix, Inc	2.70	21,573,000	3.25%	2.85	2.85	3.10	5.56%	5.56%	14.81%
12/5/2011	Nathan's Famous Inc	19.10	4,969,000	12.05%	22.00	20.00	22.00	15.18%	4.71%	15.18%
12/1/2011	FBR & Co	1.89	54,603,120	0.01%	2.00	1.80	2.00	5.82%	-4.76%	5.82%
11/25/2011	Mestek Inc	10.35	7,961,000	1.25%	12.50	10.00	12.50	20.77%	-3.38%	20.77%
9/14/2011	Gleacher & Company, Inc	1.06	119,399,400	5.53%	1.25	1.25	1.35	17.92%	17.92%	27.36%
8/2/2011	FBR & Co	2.93	61,163,920	10.04%	2.55	2.55	2.75	-12.97%	-12.97%	-6.14%
4/18/2011	Inteliquent, Inc	14.99	33,221,000	9.28%	16.25	15.50	18.00	8.41%	3.40%	20.08%
10/25/2010	Mestek Inc	8.50	7,961,000	5.10%	8.75	8.00	10.00	2.94%	-5.88%	17.65%
11/16/2009	Mestek Inc	7.25	8,732,000	0.33%	7.00	5.00	7.00	-3.45%	-31.03%	-3.45%

	Percentage of Premium/Discount to
	Close Price	Low Price	High Price
Minimum	-12.97%	-31.03%	-6.14%
Lower Quartile	4.35%	-5.04%	10.41%
Mean	9.85%	-0.50%	14.74%
Median	10.92%	3.01%	16.32%
Upper Quartile	17.95%	5.06%	20.25%
Maximum	21.74%	17.92%	36.36%

BDO considered the Dutch Tender Offer data points as part of analyzing the Offer Price and noted that the estimated premium from the Offer Price to be higher than the inter-quartile range of one-day premiums in the Dutch Tender Offers.  For reasons stated in “Conclusion” below, however, BDO gave most emphasis to the Adjusted Net Asset Value Analysis for purposes of its opinion.

1.

Precedent Minority Interest Transaction Analysis:  The Precedent Minority Interest Transactions Analysis takes into account secondary market transactions since September 30, 2008 involving the exchange of minority stakes of less than 20.0% of a company, and specifically all such historical transactions consisting of small-and mid-sized targets (market capitalization ranging between $1 million and $2 billion) based in the United States and featuring all-cash transactions.  BDO reviewed 94 minority interest transactions and applied the inter-quartile range of one-day premiums of 7.25% to 12.70% to the Company’s last close price of $8.15 as of November 18, 2013.  The inter-quartile range was used to eliminate the effect of major outliers in the data set and to capture the distribution of the data.  As part of the analysis, BDO did not exclude from the analysis any Minority Interest Transactions qualifying under the selection criteria identified above.  Below is a chart summarizing the Minority Interest Transactions assessed by BDO.

	Transaction Stock Premium
	1 Day Prior	1 Week Prior	1 Month Prior
Lower Quartile	7.25%	7.70%	9.70%
Mean	12.52%	13.36%	95.28%
Median	-0.31%	0.01%	-0.16%
Upper Quartile	12.70%	13.43%	24.84%

2.

Adjusted Net Asset Value Analysis:   The Net Adjusted Value Analysis utilized the concept that the value of a business is best represented by the present value of its assets (including all cash and equivalents, securities held for sale, real estate owned, and other assets) net of all liabilities.  BDO took into account several critical variables including the value of land inventory & commercial property, pending sales, valuation allowance on past impairments, after-tax impact, net operating loss carryforwards, expected operating expenses, unfunded defined pension liability, and other adjustments.  As part of the analysis, BDO relied on estimates provided by the Company’s management for current assets, current liabilities, pending sales, valuation allowance on past impairments, net operating loss carryforwards, expected operating expenses, unfunded defined pension liability.

Cash & Equivalents	$4,263,916
Cash Held In Escrow	104,222
Accounts Receivable, Prepaid Expenses & Other Current Assets	568,411
Total	$4,936,549

Pending Sales	Est. Market Value	Cost Basis	Tax	After Tax Value
PA Games II	$ 5,050,000	$ 345,935	$ -	$ 5,050,000
Total				$ 5,050,000

Real Estate - Investment In Commercial Property	Estimated Market Value		Cost Basis	Tax		After Tax Value
	Low	High		Low	High	Low	High
Total Commercial Property	14,495,000	15,535,000	9,355,279	1,747,505	2,101,105	9,709,941	10,396,341
Value of Commercial Property Debt						(14,351,513)	(14,351,513)
Total						$ (4,641,572)	$ (3,955,172)

Real Estate - Remaining Land Inventory	Estimated Market Value		Cost Basis	Tax		After Tax Value
	Low	High		Low	High	Low	High
Remaining Land Inventory	$ 27,752,655	$ 37,541,207	$ 22,084,846	$ 1,927,055	$ 5,255,163	$ 25,825,600	$ 32,286,044
Total						$ 25,825,600	$ 32,286,044

Valuation Allowance	Est. Value	Cost Basis	Tax	After Tax Value
Valuation Allowance	$ -	$ 6,000,000	$ (2,040,000)	$ 2,040,000
Total				$ 2,040,000

Liabilities	Est. Market Value	Cost Basis	Tax	After Tax Value
Accounts Payable, Accrued Liabilities & Other Liabilities				$ 922,781
Unfunded Defined Pension Liability	4,240,964	-	1,441,928	2,799,036
Total				$ 3,721,817

Operating Expenses	Cost	Tax	After Tax Value
3-Year Operating Cash Flow Carry	$ 6,000,000	$ 2,040,000	$ 3,960,000
Total			$ 3,960,000

Net Estimated Value	Low	High
Estimated Adjusted Net Asset Value	$ 25,528,760	$ 32,675,604
Discount for Lack of Marketability ("DLOM") at 10.0%	$ 2,552,876	$ 3,267,560
Shares Issued & Outstanding	2,450,424	2,450,424
Estimated Adjusted Net Asset Value Per Share	$ 9.38	$ 12.00

BDO utilized various valuation methods to value the various real estate properties.  In particular, BDO utilized the sales comparison approach as the primary method of valuation for vacant, undeveloped land, along with the owned building.  BDO utilized the income approach to value the assets encumbered by arm’s-length leases, with direct capitalization methods applied to single tenant assets and discounted cash flow (“DCF”) methods utilized for multi-tenant assets.  The DCF analysis was also utilized for existing subdivisions along with the golf course.  Additionally, capitalization methods were utilized to value the supporting infrastructure, i.e. sewage & water facilities, roads and billboards.

BDO completed independent analyses of the Jack Frost National Golf Club planned residential district, Laurel Woods II and Boulder Lake Village. BDO utilized market oriented assumptions and also utilized a combination of management prepared and market oriented expenses along with market supported discount and capitalization rates in order to complete a DCF analysis of Coursey Commons.

BDO applied a bulk discount of 35.0% to the value of the real properties to reflect the discount that would be applicable to selling to a single party.  The discount rate selected for the bulk sale of the subject properties to a single party in a single transaction is based upon conversations with market participants and brokers, and is reflective of the required rate of return along with holding costs during an orderly sell off of the properties under study on an individual basis.  A bulk sell off scenario of numerous assets to a single buyer in a single transaction is a commonly accepted appraisal methodology.  The Dictionary of Real Estate Appraisal, Fifth Edition, defines bulk value as, “The value of multiple units, subdivided lots, or properties in a portfolio as though sold to a single buyer in one transaction.  Sometimes called bulk sale value.” The Dictionary of Real Estate Appraisal, Fifth Edition defines bulk sale as, “The sale of two or more parcels of real estate to one buyer in one transaction.  Usually a bulk sale will involve multiple parcels of either vacant or improved properties.”

BDO applied the Company’s corporate tax rate of 34.0%, as per U.S. corporate tax laws, to the various real properties, valuation allowance, unfunded defined pension liability and expected operating expenses.  Management of the Company expects to mitigate the taxes on the pending land sale by utilizing the net operating losses resulting from the merger of Blue Ridge with Big Boulder.

Subsequently, BDO applied a discount for lack of marketability (“DLOM”) of 10.0% to the net asset value after factoring all the necessary adjustments as discussed above to reflect the limited trades made historically on the Company’s outstanding shares.  The Adjusted Net Asset Value Analysis resulted in an estimated premium range of 15.09% and 47.24% to the Company’s last close price of $8.15 as of November 18, 2013.

Conclusion

While several approaches were considered, BDO placed the most weighting on the Adjusted Net Asset Value Analysis on the basis that the value of a business, similar to the Company, is best represented by the present value of its assets net of all liabilities. BDO estimated that the value of the shares to be repurchased in connection with the Offer represents premiums of 15.09% to 47.24% to BRRED’s closing price on November 18, 2013 based on the Adjusted Net Asset Value Analysis.  The estimated premiums do not factor the payment of $100 per account holder.  Based upon and subject to the assumptions made, matters considered, procedures followed and limitations on its review as set forth in its opinion, BDO determined that the consideration to be paid by the Company to the odd lot holders in the Offer is fair to such odd lot holders from a financial point of view.

Miscellaneous

The foregoing summary is not a complete description of BDO's opinion or the financial analyses performed and factors considered by BDO in connection with its opinion.  The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description.  BDO arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion.  Rather, BDO made its determination as to fairness to the odd lot holders, from a financial point of view, of the consideration to be paid to them by the Company in connection with the Offer on the basis of its experience and professional judgment after considering the results of all such analyses.  Accordingly, BDO believes that its analyses and this summary must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BDO's analyses and opinion.

In performing its analyses, BDO considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of the Company.  No company, business or transaction used in the analyses is identical to the Company or the Offer, and an evaluation of the results of those analyses is not entirely mathematical.  Rather, the analyses involve numerous complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

BDO prepared its analyses for the purpose of providing an opinion to the board of directors as to the fairness to the odd lot holders, from a financial point of view, of the consideration to be paid to them by the Company in connection with the Offer.  The assumptions and estimates contained in BDO's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by its analyses.  In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold.  Accordingly, the assumptions and estimates used in, and the results derived from, BDO's analyses are inherently subject to substantial uncertainty.

BDO was not requested to, and it did not, as part of its opinion, recommend the specific consideration payable to the odd lot holders in connection with the Offer or that any given consideration constituted the only appropriate consideration.  The type and amount of consideration payable in connection with the Offer was determined solely by the board of directors.  BDO's opinion and financial analyses were only one of many factors considered by the board of directors in its evaluation of the Offer and should not be viewed as determinative of the views of the board of directors or management with respect to the Offer or the consideration to be paid to the odd lot holders in connection with the Offer.

As part of its investment banking business, BDO regularly is engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, business recapitalizations, private placements and for other purposes.  The Board determined to use the services of BDO because it is a nationally recognized investment banking firm that has substantial experience in similar matters.

Additional Background

Except as discussed herein and in the Company’s previous SEC filings, the board is not aware of any indications of interest in acquiring us made by any unaffiliated party during the past two years for a merger or consolidation of the Company with another company, a sale or transfer of a substantial part of the Company’s assets, or a purchase of the Company’s securities that would enable the holder to exercise control of the Company.

Although there have been no recent indications of interest, we cannot assure you that we will not receive offers or indications of interest in the future that may be at prices above the price indicated in the Offer, and in tendering your shares you risk losing the benefit of any potential future appreciation in their value.

Except as described in this Offer to Purchase, we currently have no definitive plans or proposals that relate to or would result in:

•

a purchase, sale or transfer of a material amount of our assets or any of our subsidiaries’ assets;

•

any material change in our present dividend rate or dividend policy, or indebtedness or capitalization (other than changes in our capitalization resulting from the Offer);

•

any change in our present board of directors or executive officers;

•

any change in our management or any material term of an executive officer’s employment agreement or compensation arrangements;

•

the acquisition by any person of additional securities of ours or the disposition of our securities; or

•

any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition or control of us.

Although we do not currently have any definitive plans or proposals, other than as described in this Offer to Purchase, that relate to or would result in any of the events discussed above, we continue to evaluate opportunities for increasing shareholder value, and we may undertake or plan actions that relate to or could result in one or more of these events. In furtherance thereof, our management periodically assesses possible acquisitions, divestitures and other extraordinary corporate transactions as well as indebtedness, capitalization and other matters.

Additionally, we may evaluate our existing management structure in the event we dispose of more assets and have become a private company.  Likewise, while we intend to maintain a board of directors with at least one director who is unaffiliated with Kimco Realty Corporation, our largest shareholder, we may evaluate the continued appropriateness of the size and composition of our board of directors if we become a private company.

If we become a private company, we also may review whether continued incorporation under Pennsylvania law is in the best interests of our shareholders. We cannot assure you as to the timing of any such evaluations or, whether the board or management will recommend or implement or seek to implement any changes.

We may in the future purchase additional shares in the open market subject to market conditions. We may also purchase shares in private transactions, tender offers or otherwise. Any of these purchases may be on the same terms as, or on terms more or less favorable to shareholders than, the terms of the Offer. However, Rule 14e-5 under the Exchange Act generally prohibits us and our affiliates from purchasing shares, other than through the Offer, until after the expiration or termination of the Offer. Any possible future purchases by us will depend on many factors, including the market price of the shares, the results of the Offer, our business and financial position and general economic and market conditions. See also “Alternatives” above.

Currently, we have no plans to issue securities after the Offer, but we reserve the right to do so at any time and from time to time at such prices and on such terms as the board determines to be in the Company’s best interests and in accordance with applicable laws and regulations. Holders of common shares currently do not have, and will not have, any preemptive or other preferential rights to purchase any equity securities that we may issue in the future, unless such rights are specifically granted to such holders.

We may pursue any of the above evaluations, matters or actions at any time after the date of this Offer to Purchase, subject to our obligation to update this Offer to Purchase to reflect material changes in the information contained herein.

Section 3. Number of Shares; Odd Lots

On the terms and subject to the conditions of the Offer, we will purchase all common shares of Blue Ridge held by holders of 99 or fewer shares as of the close of business on November 21, 2013 as are properly tendered before the expiration date and not properly withdrawn in accordance with Section 5, at a cash price of $11.00 per share, without interest.  For purposes of the Offer, the term “expiration date” means 5:00 P.M., New York time, on January 17, 2014, unless and until we, in our sole discretion, extend the period of time during which the Offer will remain open.  If extended by us, the term “expiration date” will refer to the latest time and date at which the Offer, as extended, will expire.  See Section 15 for a description of our right to extend, delay, terminate or amend the Offer.

Shares properly tendered and not properly withdrawn will be purchased at the Offer Price upon the terms and conditions of the Offer.  See Section 6 for a more detailed description of our purchase of and payment for properly tendered shares.  All shares we purchase will be purchased at the Offer Price.

If we:

•

increase the price that may be paid for shares above $11.00 per share or decrease the price that may be paid for shares below $11.00 per share;

•

change the amount of the cash bonus; or

•

decrease the number of shares that we may purchase in the Offer,

then the Offer must remain open, or will be extended until at least ten business days from, and including, the date that notice of such change is first published, sent or given in the manner specified in Section 15.  For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York time.

We also expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the depositary and making a public announcement of such extension.  See Section 15.

The Offer is not conditioned on any minimum number of total shares being tendered or the receipt of financing.  We will not accept any alternative, conditional or contingent tenders.  Also, any tender of shares by any eligible shareholder must be for all of his or her shares.  If we fail at any time to exercise any of the foregoing rights, that failure to exercise shall not constitute a waiver of those rights.  See Section 7.

If your shares are owned beneficially (i.e., in “street name”), tender of the shares by notice of guaranteed delivery or via an agent’s message through DTC will be a certification on your behalf that you are eligible to participate in the Offer (i.e., that you owned 99 or fewer shares as of the close of business on November 21, 2013).  Each agent’s message must relate to an individual odd lot holder.  The Company also reserves the right to request further confirmation from your broker, bank or other institution holding shares of the Company’s common stock in your account that you are eligible to participate in the Offer.

An odd lot holder must tender all shares owned in accordance with the procedures described in Section 4.  This Offer is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts representing fewer than 100 shares.  By properly tendering shares in the Offer, an odd lot holder who holds shares in its name and tenders its shares directly to the depositary should not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder’s shares.

Section 4. Procedures for Tendering Shares.

Proper Tender of Shares. For shares to be properly tendered, EITHER (a) OR (b) below must happen:

(a) The depositary must receive all of the following before 5:00 P.M., New York Time, on the expiration date at the depositary’s address on the back page of this Offer to Purchase:

(i) a confirmation of receipt of the shares delivered in accordance with the procedures for book-entry transfer we describe below;

(ii) either (1) a properly completed and executed Letter of Transmittal, including any required signature guarantees, or (2) in the case of a book-entry transfer, an “agent’s message” of the type we describe below; and

(iii) any other documents required by the Letter of Transmittal.

(b) You must comply with the guaranteed delivery procedure set forth below.

If you tender your shares directly to the depositary, you will not have to pay any brokerage commissions.  If you hold shares through a broker or bank, however, you should ask your broker or bank if you will be charged a fee to tender your shares through the broker or bank.

Endorsements and Signature Guarantees.  Depending on how your shares are registered and to whom you want deliveries made, you may need to have the signatures on the Letter of Transmittal and endorsement guaranteed by an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act.  No endorsement or signature guarantee is required if:

•

the Letter of Transmittal is signed by the registered holder of the shares tendered (which, for purposes of this Section 3, includes any participant in The Depository Trust Company, referred to as the “book-entry transfer facility,” whose name appears on a security position listing as the owner of the shares) and payment and delivery are to be made directly to the holder, unless the holder has completed the box captioned “Special Delivery Instructions” on the Letter of Transmittal; or

•

shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity that is also an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act, each such entity, referred to as an “eligible guarantor institution.”

See Instruction 1 of the Letter of Transmittal.

Method of Delivery.  Payment for shares tendered and accepted for payment under the Offer will be made only after timely receipt by the depositary of all of the following:

•

a timely confirmation of the book-entry transfer of those shares into the depositary’s account at the book-entry transfer facility as described below;

•

one of (a) a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or (b) an agent’s message as described below in the case of a book-entry transfer; and

•

any other documents required by the Letter of Transmittal.

The method of delivery of all documents, including the Letter of Transmittal and any other required documents, is at your election and risk.  If you decide to make delivery by mail, we recommend you use registered mail with return receipt requested, properly insured.  In all cases, sufficient time should be allowed to ensure timely delivery.

All deliveries made in connection with the Offer, including a Letter of Transmittal, must be made to the depositary and not to us, the Information Agent or the book-entry transfer facility.  Any documents delivered to us, the information agent or the book-entry transfer facility will not be forwarded to the depositary and therefore will not be deemed to be properly tendered.

Book-Entry Delivery.  The depositary will establish an account with respect to the shares at the book-entry transfer facility for purposes of the Offer within two business days after the date of this Offer to Purchase.  Any institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the shares by causing that facility to transfer those shares into the depositary’s account in accordance with that facility’s procedure for the transfer.  However, even if delivery of shares is made through book-entry transfer into the depositary’s account at the book-entry transfer facility, EITHER (a) OR (b) below must occur:

(a) the depositary must receive all of the following before 5:00 P.M., New York Time, on the expiration date at the depositary’s address on the back page of this Offer to Purchase:

(i) one of (1) a properly completed and executed Letter of Transmittal, including any required signature guarantees, or (2) an agent’s message as described below; and

(ii) any other documents required by the Letter of Transmittal; or

(b) the guaranteed delivery procedure described below must be followed.

Delivery of the Letter of Transmittal or any other required documents to the book-entry transfer facility does not constitute delivery to the depositary.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the depositary, which states that the book-entry transfer facility has received an express acknowledgement from the participant in the book-entry transfer facility tendering the shares that the participant in the book-entry transfer facility tendering the shares has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against them. Each agent’s message must relate to an individual odd lot holder.

Guaranteed Delivery. If you want to tender your shares but the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the depositary before the expiration date, you can still tender your shares, if all of the following conditions are satisfied:

•

the tender is made by or through an eligible guarantor institution;

•

the depositary receives by mail, overnight courier or facsimile transmission, prior to the expiration time, a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with this Offer to Purchase, specifying the price at which shares are being tendered, including (where required) signature guarantees by an eligible guarantor institution in the form set forth in the Notice of Guaranteed Delivery; and

•

all of the following are received by the depositary within three OTC Markets trading days after the date of receipt by the depositary of the Notice of Guaranteed Delivery:

•

in the case of any book-entry transfer of the shares being tendered that is effected in accordance with the book-entry transfer procedures we describe above under “Book-Entry Delivery”: (a) a Letter of Transmittal relating thereto that has been properly completed and duly executed and includes all signature guarantees required thereon, or an agent’s message, (b) a book-entry confirmation relating to that transfer, and (c) all other required documents.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.  We will determine, in our sole discretion, all questions as to the number of shares to be accepted, the price to be paid and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of shares.  Our determination will be final and binding on all parties, subject to the rights of shareholders to challenge such determination in a court of competent jurisdiction.  We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance of or payment for which we determine may be unlawful.  We also reserve the absolute right to waive any defect or irregularity in the tender of any particular shares or any particular shareholder.  No tender of shares will be deemed to be properly made until all defects or irregularities have been cured by the tendering shareholder or waived by us.  None of us, the depositary, the Information Agent, or any other person will be under any duty to give notice of any defects or irregularities in any tender, or incur any liability for failure to give any such notice.  Our interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding subject to the rights of shareholders to challenge such determination in a court of competent jurisdiction.  By tendering shares to us, you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.

Your Representation and Warranty; Our Acceptance Constitutes an Agreement.  It is a violation of Rule 14e-4 promulgated by the Securities and Exchange Commission under the Exchange Act for any person, acting alone or in concert with others, directly or indirectly, to tender shares for that person’s own account unless, at the time of tender and at the expiration date, the person so tendering:

•

within the meaning of Rule 14e-4, has a “net long position” equal to or greater than the amount tendered in our shares or in securities immediately convertible into, or exchangeable or exercisable for, our shares and will deliver or cause to be delivered the shares within the period specified in the Offer; or

•

in the case of securities immediately convertible into, or exchangeable or exercisable for our shares, acquires shares by conversion, exchange or exercise of such securities, and, to the extent required by the terms of the Offer, delivers or causes to be delivered the shares within the period specified by the Offer.

A tender of shares under any of the procedures described above will constitute your acceptance of the terms and conditions of the Offer, as well as your representation and warranty to us that:

•

you own beneficially or of record 99 or fewer shares as of November 21, 2013;

•

you have a “net long position” in the shares or equivalent securities at least equal to the shares tendered; and

•

the tender of shares complies with Rule 14e-4.

Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

Our acceptance for payment of shares tendered under the Offer will constitute a binding agreement between you and us upon the terms and conditions of the Offer described in this and related documents.

Return of Unpurchased Shares.  If any tendered shares are not purchased or are properly withdrawn, or if fewer than all shares owned by a shareholder are tendered (such as in the case of record holders holding shares for multiple beneficial owners), unpurchased shares will be credited to the appropriate account maintained by the tendering shareholder at the book-entry transfer facility.  In each case, shares will be returned or credited without expense to the shareholder.

Section 5. Withdrawal Rights

Shares tendered in the Offer may be withdrawn at any time before the expiration date.  Thereafter, such tenders of shares are irrevocable except that shares may be withdrawn at any time after 12:01 a.m., New York time, on January 27, 2014, unless accepted for payment before that time as provided in this Offer to Purchase.

For a withdrawal to be effective, the depositary must receive (at its address set forth on the back cover of this Offer to Purchase) a notice of withdrawal in written or facsimile transmission form on a timely basis.  The notice of withdrawal must specify the name of the person who tendered the shares to be withdrawn, the number of shares tendered, the number of shares to be withdrawn and the name of the registered holder.  If shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 4, the notice of withdrawal must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the procedures of the facility.

We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal.  Our determination shall be final and binding on all parties, subject to the rights of shareholders to challenge such determination in a court of competent jurisdiction.  None of the Company, the depositary, the Information Agent or any other person will be under any duty to give any notice of any defects or irregularities in any notice of withdrawal, or incur any liability for failure to give any such notice.

Withdrawals may not be rescinded, and any shares properly withdrawn will thereafter be deemed not tendered for purposes of the Offer unless the withdrawn shares are properly re-tendered before the expiration date by following any of the procedures described in Section 4.

If we extend the Offer, or if we are delayed in our purchase of shares or are unable to purchase shares under the Offer for any reason, then, without prejudice to our rights under the Offer, the depositary may retain on our behalf all tendered shares, and those shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides that the issuer making the Offer shall either pay the consideration offered, or return the tendered securities promptly after the termination or withdrawal of the Offer.

Section 6. Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, we will:

•

determine shares properly tendered and not properly withdrawn under the Offer, taking into account the number of shares so tendered; and

•

accept for payment and pay for, and thereby purchase, shares properly tendered at the Offer Price and not properly withdrawn, subject to the terms hereof.

For purposes of the Offer, we will be deemed to have accepted for payment, and therefore purchased, shares that are properly tendered at the Offer Price and not properly withdrawn only when, as, and if we give oral or written notice to the depositary of our acceptance of shares for payment under the Offer.

Upon the terms and subject to the conditions of the Offer, promptly after the expiration date, we will purchase and pay the purchase price for shares accepted for payment under the Offer.  In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the depositary of:

•

 a timely confirmation of a book-entry transfer of those shares into the depositary’s account at the book-entry transfer facility;

•

a properly completed and duly executed Letter of Transmittal or an agent’s message in the case of a book-entry transfer; and

•

any other documents required by the Letter of Transmittal.

 We will pay for the shares purchased under the Offer by depositing the aggregate purchase price for the shares with the depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

Under no circumstances will we pay interest on the purchase price, regardless of any delay in making payment. In addition, if specified events occur, we may not be obligated to purchase shares in the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased in the Offer. If, however:

•

payment of the purchase price is to be made to, or, in the circumstances permitted by the Offer, if unpurchased shares are to be registered in the name of, any person other than the registered holder; or

•

if tendered shares are registered in the name of any person other than the person signing the Letter of Transmittal,

then the amount of all stock transfer taxes, if any (whether imposed on the registered holder or such other person), payable on account of the transfer to that person will be deducted from the purchase price unless evidence satisfactory to us of the payment of taxes or exemption from payment of taxes is submitted.  See Instruction 7 of the Letter of Transmittal.

Any tendering shareholder or other payee who is a (1) U.S. Holder that fails to complete fully and sign the IRS Form W-9 included in the Letter of Transmittal or (2) non-U.S. Holder that fails to complete fully and sign the applicable IRS Form W-8, may be subject to required U.S. backup withholding at a rate equal to 28% of the gross proceeds paid to such shareholder or other payee pursuant to the Offer.  See Sections 4 and 14.  Also see Section 4 regarding federal income tax consequences and other withholding requirements applicable to non-U.S. Holders.

Section 7. Conditions of the Offer

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and we may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 14e-1(c) promulgated under the Exchange Act, if at any time on or after November 25, 2013 and prior to the time of the expiration of the Offer, any of the following events occur or are determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise to the event or events, other than acts or omissions by us to trigger an event or events, such event or events makes it inadvisable to proceed with the Offer or with acceptance for payment for the shares in the Offer:

(a) there shall have been, instituted, pending or taken before any court, agency, authority or other tribunal any action, suit or proceeding by any government or governmental, regulatory or administrative agency or authority or by any other person, domestic or foreign, or any judgment, order or injunction entered, enforced or deemed applicable by any court, authority, agency or tribunal, which:

(i) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the Offer, the acceptance for payment of, or payment for, some or all of the shares under the Offer, or is otherwise related in any manner to, or otherwise affects, the Offer; or

(ii) could, in our reasonable judgment, materially affect our business, general affairs, management, financial position, shareholders’ equity, income, results of operations, condition (financial or other), income, operations or prospects, or the ownership of our shares, or which materially impair the contemplated benefits of the Offer to us;

(b) there shall have been any action pending or taken, or any announcement of approval withheld, or any statute, rule or regulation or announced to be invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, by any government or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which, in our reasonable judgment, would directly or indirectly result in any of the consequences referred to in clause (i) or (ii) of paragraph (a) above;

(c) the declaration of any banking moratorium or any suspension of payments in respect of banks in the United States or the European Union (whether or not mandatory);

(d) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

(e) the commencement or escalation of a war, armed hostilities or any other national or international crisis directly or indirectly involving the United States or any of its territories or any other jurisdiction in which we or any of our subsidiaries have an office or do business, including but not limited to an act of terrorism;

(f) any change or event occurs or is discovered relating to our business, general affairs, management, financial position, shareholders’ equity, income, results of operations, condition (financial or otherwise), operations or prospects or in ownership of our shares, which, in our reasonable judgment, would have, a material adverse effect on our business, general affairs, management, financial position, shareholders’ equity, income, results of operations, condition (financial or otherwise), operations or prospects or in ownership of our shares; provided that notwithstanding the foregoing, the Offer is not conditioned on the receipt of financing;

(g) in the case of any of the foregoing existing at the time of the announcement of the Offer, a material acceleration or worsening thereof, in our reasonable judgment;

(h) a tender or exchange offer with respect to some or all of our outstanding shares or any other merger, acquisition, business combination or other similar transaction with or involving us is proposed, announced or made by any other person or we enter into a definitive agreement or agreement in principle with any person with respect to any merger, acquisition, business combination or other similar transaction;

(i) we learn that any person or “group,” within the meaning of Section 13(d)(3) of the Exchange Act, has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares, or any new group is formed that beneficially owns more than 5% of our outstanding shares (in each case, other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the Securities and Exchange Commission before November 25, 2013 or in any subsequent Schedule 13G filed with the Securities and Exchange Commission) or any current holder of 5% or more of our shares acquires or proposes to acquire an additional 2% or more of our shares;

(j) any person or group files a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire us or any of our shares;

(k) any approval, permit, authorization, favorable review or consent of any United States or foreign governmental, regulatory or administrative agency or authority or any third party consents required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to Blue Ridge, in its reasonable judgment;

(l) legislation amending the Code (as defined herein), has been passed by either the U.S. House of Representatives or the Senate or becomes pending before the U.S. House of Representatives or the Senate or any committee thereof, the effect of which would be to change the U.S. federal income tax consequences of the completion of the Offer in any manner that would adversely affect, in our reasonable judgment, us or any of our affiliates; or

(m) that each tendering holder who tenders shares which are not withdrawn, owns 99 or fewer shares as of November 21, 2013, and shall have tendered all of their shares owned.

The conditions listed above are for our sole benefit and we may assert those conditions regardless of the circumstances that give rise to the conditions, other than acts or omissions by us to trigger a condition, and we may, in our sole discretion, waive any of the conditions listed above, in whole or in part, prior to the time of the expiration of the Offer.  We undertake to inform shareholders promptly if we believe an event has occurred that allows us to terminate the Offer.

Section 8. Price Range of Shares; Dividend Policy

Our shares are listed and traded on the OTC Markets under the symbol “BRRE,” from November 1, 2013 through November 21, 2013 were listed and traded on the OTC Markets under the symbol “BRRED,” and prior to November 1, 2013 were traded on the OTC Bulletin Board under the symbol “BLRGZ.”  The high asked and low bid prices per share as reported on the monthly statistical reports of the National Association of Securities Dealers, Inc. for each fiscal quarterly period to date in fiscal year 2014 and for each quarterly period in fiscal year 2013 and in fiscal year 2012, respectively, are as follows:

Fiscal Year Ending October 31, 2014	High	Low
First Quarter (through January 3, 2014)	$8.50	$6.10

Fiscal Year Ended October 31, 2013
Fourth Quarter	$10.25	$7.70
Third Quarter	$8.10	$7.25
Second Quarter	$8.78	$7.75
First Quarter	$9.00	$7.35

Fiscal Year Ended October 31, 2012	High	Low
Fourth Quarter	$8.01	$8.00
Third Quarter	$10.00	$8.00
Second Quarter	$11.62	$7.00
First Quarter	$8.00	$5.30

On January 3, 2014, the closing per share price of our common shares on the OTC Markets was $6.50.  We urge shareholders to obtain current quotations of the market price of our shares.

Blue Ridge does not currently pay cash dividends and has not paid any cash dividends for at least the last two fiscal years.  Historically Blue Ridge retained its earnings for use in the operation and expansion of its business. Any future determination to declare or pay cash dividends will be determined by the Company’s board of directors and will depend on the Company’s financial condition, results of operations, business, prospects, capital requirements, credit agreements and such other matters as the board of directors may consider relevant.

Section 9. Source and Amount of Funds

The aggregate purchase price for the shares tendered in the Offer is estimated to be approximately $76,120 unless the Offer is undersubscribed.  We expect to fund the purchase of the shares tendered in the Offer from existing cash on hand.  The Offer is not conditioned on the receipt of financing. There are currently no alternative financing plans or arrangements for the transaction.

Section 10. Information About Us

We are engaged in real estate development and land sales.  We currently operate in two business segments, which consist of Real Estate Management/Rental Operations and Land Resource Management.  Our business segments were determined from our internal organization and management reporting, which are based primarily on differences in services we provide.

Over the past 30 years, we have developed resort residential communities adjacent to the Jack Frost Mountain and Big Boulder Ski Areas located in Lake Harmony, Kidder Township, Pennsylvania.  These communities are located in the Pocono Mountains of Pennsylvania.  We also developed the Jack Frost National Golf Course which opened in the spring of 2007.  At July 31, 2013, we owned 11,825 acres of land in Northeastern Pennsylvania along with 13 acres of land in various other states.  Of these land holdings, we designated 8,289 as land held for investment, 1,433 acres as held for development, 2,116 acres as held for sale and 1 acre for discontinued operations.  It is expected that all of our planned developments will either be subdivided and sold as parcels of land, or be developed into single and multi-family housing.

For fiscal year 2014, we intend to continue selective sales of land, some of which may be treated as Section 1031 tax deferred exchanges under the Internal Revenue Code.

We also have generated revenue through the selective timbering of our land.  We have not entered into any new timber harvest contracts for the timbering of our lands in order to provide ample time for the regeneration of trees.  Our forester will monitor the growth and timbering will resume when maximum value can be attained.

We are a Pennsylvania corporation.  Our executive offices are located at Route 940 and Moseywood Road, Blakeslee, Pennsylvania 18610, and our telephone number is (570) 443-8433. Our website address is www.brreco.com. Information contained on our website is neither part of, nor incorporated by reference into, the Offer to Purchase.

Where You Can Find More Information.  We are subject to the informational filing requirements of the Exchange Act and, in accordance with these requirements, are obligated to file reports and other information with the SEC relating to our business, financial condition and other matters.  Information, as of particular dates, concerning our directors and officers, their compensation, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the SEC.

Incorporation by Reference.  The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC.  This Offer to Purchase incorporates by reference the documents listed below, including the financial statements and the notes related thereto contained in those documents that have been previously filed with the SEC.  These documents contain important information about us.

Annual Report on Form 10-K	Fiscal year ended October 31, 2012, filed January 29, 2013.

Quarterly Reports on Form 10-Q	Quarter ended January 31, 2013, filed March 18, 2013, Quarter ended April 30, 2013, filed June 14, 2013, and Quarter ended July 31, 2013, filed September 16, 2013.

Definitive Proxy Statement on Schedule 14A	Filed on February 21, 2013.

You may read and copy any reports, proxy statements or other information that we file with the SEC at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at (800) SEC-0330 for further information on the public reference rooms.  You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.  Our public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

You may also request a copy of these filings, at no cost, by writing or telephoning us at the following address:

P.O. Box 707

Route 940 and Moseywood Road

Blakeslee, Pennsylvania  18610

United States

Telephone: (570) 443-8433

Copies of these filings are also available, without charge, on our website at www.brreco.com.

Selected Historical and Pro Forma Financial Information.

Ratio of Earnings to Fixed Charges. The following table shows the Company’s ratio of earnings to fixed charges for the fiscal years completed October 31, 2012 and 2011 and the nine months ended July 31, 2013 and 2012.

	Fiscal Years Ended October 31,		Nine Months Ended July 31,
	2012	2011	2013	2012
Fixed Charge Ratios	0.71	0.05	1.09	0.33
Loss from Continuing Ops. before tax	($2,486,912)	($3,914,540)	($723,433)	($2,085,998)
Interest expense	$1,128,087	$1,415,031	$770,479	$861,795

Selected Historical and Pro Forma Financial Information. The following tables show (1) selected historical financial information about the Company for the fiscal years ended October 31, 2012 and 2011 and six months ended July 31, 2013 and 2012; (2) selected pro forma financial information as of and for the fiscal year ended October 31, 2012 and the nine months ended July 31, 2013, assuming (a) the purchase of an estimated 6,920 shares in the Offer, at the Offer Price of $11.00 per share for an aggregate purchase price of $76,120, (b) the payment of an estimated $30,500 in the form of the $100 bonus payable to tendering odd lot holders who tender all of their shares which are accepted and not withdrawn, and (c) the payment of the fees and expenses related to the offer of approximately $222,473.   The pro forma book value per share as of July 31, 2013 was $11.08.

The selected unaudited pro forma financial information is intended for informational purposes only and does not purport to be indicative of the results that would actually have been obtained if the Offer and the other transactions described above had been completed at the dates indicated or that may be obtained at any date in the future.  The following selected unaudited pro forma consolidated financial data is based on available information and various estimates and assumptions.  We believe that these assumptions provide a reasonable basis for presenting all of the significant effects of the Offer and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma financial information.  We have included the following unaudited pro forma financial information solely for the purpose of providing shareholders with information that may be useful for purposes of considering and evaluating the Offer.  Our future results are subject to prevailing economic and industry specific conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control.  These factors include, without limitation, those described in this Offer to Purchase under “Forward Looking Statements” and incorporated by reference herein from the Company’s Annual Report on Form 10-K.

The following selected historical financial data has been derived from our historical financial statements included in our 2012 Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the nine months ended July 31, 2013, each of which has been filed with the SEC, and should be read in conjunction with those financial statements.

	Blue Ridge and Big Boulder Selected Historical Financial Data
	As of and for the
	Fiscal Years ended October 31,		Nine Months Ended July 31,
	2012	2011	2013	2012
			(unaudited)	(unaudited)
Revenues from continuing operations	$7,129,708	$5,679,146	$10,141,761	$5,276,375
Net loss from continuing operations	($1,214,912)	($2,587,540)	($321,433)	($1,376,998)
Net loss	($1,258,634)	($2,474,765)	($318,714)	($1,379,210)
Net loss per share from continuing operations	($0.49)	($1.06)	($0.13)	($0.56)
Net loss	($.51)	($1.01)	($0.13)	($0.56)
Total Assets	$50,571,492	$65,105,709	$47,190,460	$51,199,935
Long-term debt, including current maturities	$16,880,416	$28,123,504	$14,351,513	$16,857,454
Shareholders’ equity	$27,820,445	$29,753,937	$27,501,731	$28,374,727

		As of October 31, 2012		As of July 31, 2013
		Sale of	Tender Offer		Tender Offer

	As Reported	Pro Forma Adjustments	Pro Forma Adjustments	As Reported	Pro Forma Adjustments	Pro Forma Results
Cash	$497,409	($329,093)	$168,316	$4,263,916	($329,093)	$3,934,823
Other assets	$50,074,083		$50,074,083	$42,926,544		$42,926,544
Total assets	$50,571,492	($329,093)	$50,242,399	$47,190,460	($329,093)	$46,861,367
Total liabilities	$22,751,047		$22,751,047	$19,688,729		$19,688,729
Total shareholders’ equity	$27,820,445	($329,093)	$27,491,352	$27,501,731	($329,093)	$27,172,638
Total liabilities and shareholders’ equity	$50,571,492	($329,093)	$50,242,399	$47,190,460	($329,093)	$46,861,367
Net revenues	$7,129,708		$7,129,708	$10,141,761		$10,141,761
Operating profit (loss) from continuing operations	($1,362,140)	($252,973)	($1,615,113)	$44,716	($252,973)	($208,257)
Loss from continuing operations before income taxes	($2,486,912)	($252,973)	($2,739,885)	($723,433)	($252,973)	($976,406)
Loss from continuing operations	($1,214,912)	($166,962)	($1,381,874)	($321,433)	($166,962)	($488,395)
Loss per Share from continuing operations	($0.49)	($0.07)	($0.56)	($0.13)	($0.07)	($0.20)
Weighted-average Common shares outstanding	2,450,424	(6,920)	2,443,504	2,450,424	(6,920)	2,443,504

Management Information

Set forth below is a list of our directors and executive officers of the Company, together with their principal occupations. Unless otherwise indicated, all persons have held the positions described as their principal occupation for at least five (5) years.   In addition, unless otherwise noted, the business address for each of our directors and executive officers is c/o Blue Ridge Real Estate Company, P.O. Box 707, Route 940 and Moseywood Road, Blakeslee, Pennsylvania 18710; telephone (570) 443-8433.

Directors

Bruce Beaty, age 54, has served as the President and Chief Executive Officer of Blue Ridge and Big Boulder since August 2011 and as a Director since 2006.  Mr. Beaty has served as the Managing Partner of Asterion Capital LLC, an investment management firm based in Stamford, Connecticut since he founded the company in February 2004.  Mr. Beaty was the Vice President of Hanseatic Corporation from September 2000 to June 2005, and from February 1991 to August 2000, was a Managing Director of Scudder, Stevens & Clark.

Paul A. Biddelman, age 67, has served as a director of Higher One Holdings, Inc. since 2002.  Mr. Biddelman has been employed by Hanseatic Corporation, a private investment company in New York, New York since 2002, as an investment officer.  He is also a director of SystemOne Technologies, Inc.  Mr. Biddelman served as a director of DocuSys, Inc. from 2001 to 2009 and Passlogix, Inc. from 2000 to 2009.  Mr. Biddelman is also currently the chairman of the Lehigh University College of Arts & Sciences Dean’s Advisory Board. Mr. Biddelman has served as a Director of Blue Ridge and Big Boulder since 2012.

Mark Dawejko, age 51, currently serves as a director of Black Cypress Land Company, LLC; Tunbridge Angel Fund I, LLC and Dawejko Family Investment Company, LLC.  He serves as a private investor who primarily focuses on real estate and venture capital opportunities since he founded his firm based in Haverford, Pennsylvania in March 2009.  Mr. Dawejko has held directorships from 2007 to 2009 with KW Residential and KWI Management, a Tokyo, Japan based owner and operator of real estate.  He served the Investment Banking Division of Wachovia Securities as Managing Director, Head of Real Estate in Japan and as Managing Director in The Structured Finance Group responsible for the eastern half of the United States from April 2002 to March 2009.  He also served as a director from 1999 to 2002 of Storage Development Portfolio, LLC and Storage Acquisition Portfolio, LLC, two joint ventures between General Electric Capital and Storage USA.  Mr. Dawejko was employed by GE Capital Real Estate from 1995 until 2002.  Mr. Dawejko has served as a Director of Blue Ridge and Big Boulder since 2012.

Frederick N. Kurz, Jr., age 59, is Vice President and General Manager of Kimco Realty Corporation where he has held various new business and operations positions since joining the company in 2001.  Kimco Realty Corporation is a real estate investment trust headquartered in New Hyde Park, New York that owns and operates North America's largest portfolio of neighborhood and community shopping centers.  Mr. Kurz helped initiate Kimco’s Preferred Equity investment program and later assumed leadership of the Kimco Select investment program, where he had responsibility for developing a large investment portfolio encompassing multiple asset classes with numerous joint venture partners.  Mr. Kurz’s current responsibilities include oversight of both the Structured Investments and the Risk Management/Large Transactions departments at Kimco Realty Corporation.  Mr. Kurz served as a Senior Vice President at GE Capital Real Estate in various new business development positions prior to joining Kimco in 2001.  Mr. Kurz is also a licensed professional land planner in the State of New Jersey.  Mr. Kurz has served as a Director of Blue Ridge and Big Boulder and as Chairman of the Board of Directors since 2012.

Executive Officers

In addition to Mr. Beaty, the following are the Company’s two other executive officers.

Richard T. Frey, age 62, has served as Chief Operating Officer of Blue Ridge and Big Boulder since January 1, 2012.  Since October 2001, Mr. Frey has served as Vice President.  From 1992 until October 2001, Mr. Frey was employed as our Director of Food Services at both the Jack Frost Mountain and Big Boulder Ski Areas.

Cynthia A.  Van Horn, age 49, has served as the Chief Financial Officer and Treasurer of Blue Ridge and Big Boulder since January 1, 2012.  From October 1996 until December 31, 2011, Mrs. Van Horn served as Controller.  From November 1995 until October 1996, Mrs. Van Horn was employed as the Accounting Manager of Blue Ridge and Big Boulder.

Section 11. Stock Ownership; Transactions and Arrangements Concerning the Shares

Stock Ownership:

As of November 21, 2013, we had issued and outstanding 2,450,424 common shares.  We estimate that the number of shares of our common shares that are represented by odd lots and which we are offering to purchase in the Offer represents less than 1% of the outstanding common shares on November 21, 2013.  As of November 21, 2013, none of our shares of common stock were subject to outstanding option awards.

The following table sets forth information regarding the beneficial ownership of the Company’s common stock as of November 21, 2013 by:

•

all persons known by the Company to beneficially own more than 5% of the Company’s common stock;

•

each of the Company’s directors;

•

each of the Company’s named executive officers; and

•

all of the Company’s directors and executive officers as a group.

The number of shares beneficially owned by each shareholder is determined under rules issued by the SEC and includes voting or investment power with respect to securities.  Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares that an individual or entity has the right to acquire beneficial ownership of within 60 days of November 21, 2013 through the exercise of any warrant, stock option or other right.

Unless otherwise indicated, the address of all listed shareholders is c/o Blue Ridge Real Estate Company, P. O. Box 707, Blakeslee, Pennsylvania 18610.  Each of the shareholders listed has sole voting and investment power with respect to the shares beneficially owned by the shareholder unless noted otherwise, subject to community property laws where applicable.

Name and Address	Number of Shares Beneficially Owned (1)	Percent of Shares Outstanding
Bruce Beaty	--	--
Paul A. Biddelman	--	--
Mark Dawejko	--	--
Frederick N. Kurz, Jr.	--	--
Cynthia A. Van Horn	--	--
Richard T. Frey	--	--
Kimco Realty Corporation 3333 New Hyde Park Road, Suite 100 New Hyde Park, NY 10042-0020 (516) 869-9000	1,425,154(2)	58.2%
All Executive Officers and Directors as a group (6 people)	--	--

(1)  Shares are beneficially owned when a person, directly or indirectly, has or shares the voting power thereof (that is, the power to vote, or direct the voting, of such shares) and investment power thereof (that is, the power to dispose, or to direct the disposition, of such shares)

(2)  Kimco Realty Services, Inc. is the holder of record of 1,425,154 shares of the Company’s common stock.  Kimco Realty Corporation is the parent corporation of Kimco Realty Services, Inc. and has sole voting and dispositive power over the shares of common stock held by Kimco Realty Services, Inc.

Controlling Shareholder

As of November 21, 2013, Kimco Realty Services, Inc. (“Kimco”), a wholly-owned subsidiary of Kimco Realty Corporation, owned at least 1,425,154 shares, or approximately 58% of our outstanding voting stock.  Kimco is able to exercise significant control over all matters requiring shareholder approval, including the election of directors and approval of significant corporate actions, such as mergers and other business combination transactions.  This concentration of ownership may also have the effect of delaying or preventing a change in control over us unless it is supported by Kimco.  Kimco Realty Corporation, a Maryland corporation, is a self-administered real estate investment trust owning and operating neighborhood and community shopping centers.

Mr. Frederick N. Kurz, Jr., the Chairman of our board of directors, is also Vice President and General Manager of Kimco Realty Corporation.  Mr. Michael J. Flynn, who served as Chairman of our board of directors until April 2012, was also President, Chief Operating Officer and Vice Chairman of the board of directors of Kimco Realty Corporation until his retirement on December 31, 2008.  In addition, Mr. Patrick M. Flynn, who served as one of our directors and was our President and Chief Executive Officer until his resignation on August 12, 2011, was also a Managing Director of Real Estate at Kimco Realty Corporation.  Finally, Mr. Milton Cooper, who served as one of our directors until April 2012, also serves as Executive Chairman of the board of directors of Kimco Realty Corporation.

Kimco Realty Corporation, the parent company of Kimco, is presently providing consulting services to us.  The services are focused on land development, acquisitions and disposals.  Kimco was paid $0 in consulting fees in fiscal year 2012, $75,000 in consulting fees in fiscal year 2011, and $100,000 in consulting fees in fiscal year 2010.  Kimco Realty Corporation has served as the management company for the Coursey Commons Shopping Center in Baton Rouge, Louisiana since June 2004.  A wholly owned subsidiary of Kimco Realty Corporation, KRC Property Management I, Inc., receives a fixed monthly fee of 4.5% of rental income on store leases in this shopping center.  During fiscal years 2012, 2011 and 2010, that subsidiary received $39,812, $41,272, and $40,465, respectively for management fees earned on the shopping center.  Amounts due to the above related parties total $0 at October 31, 2012, $24,792 at October 31, 2011 and $7,292 at October 31, 2010.

We are not aware, during the past five years, of any criminal proceedings involving Kimco nor any judicial or administrative proceedings (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining Kimco from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Aside from Mr. Kurz’s involvement in considering the Offer as a member of our board of directors, Kimco has not been involved in the Offer or in funding the Offer, and Kimco’s approval is not required to consummate the Offer.  Kimco is not an odd lot holder and will not be eligible to participate in the Offer.

Transactions and Arrangements Concerning the Shares:

Based upon our records and upon information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, executive officers, affiliates (including Kimco) or subsidiaries has effected any transactions in our shares during the 60 days prior to the date of this Offer to Purchase.

The Company has not purchased any shares of our common stock within the past two years.

Merger with Big Boulder

Blue Ridge was formerly party to a Security Combination Agreement with Big Boulder, pursuant to which the shares of Big Boulder could only be transferred with an equal number of shares of Blue Ridge, and vice versa.  Over the last several years, the boards of directors of Blue Ridge and Big Boulder have periodically considered various initiatives to reduce the operating expenses, including a merger of the two companies.  At an August 26, 2013 meeting, the boards approved the filing of a joint proxy statement/prospectus with the SEC and the consummation of the merger, and the shareholders of Blue Ridge and Big Boulder approved the merger at a special meeting held on October 18, 2013.  On October 31, 2013, Big Boulder merged with and into Blue Ridge, and pursuant to the merger (i) each issued and outstanding common share of Big Boulder was canceled and converted automatically into the right to receive one post-merger Blue Ridge common share; (ii) each issued and outstanding common share of Blue Ridge was canceled and converted automatically into the right to receive one post-merger Blue Ridge common share; (iii) Blue Ridge adopted Amended and Restated Articles of Incorporation which set forth, among other things, (x) that the number of authorized shares of common stock of Blue Ridge increased to 6,000,000, (y) that the shares of Blue Ridge are uncertificated, and (z) that immediately after the merger effective time, every two outstanding post-merger Blue Ridge common shares were combined into and automatically became one post-merger Blue Ridge common share.

Section 12. Effects of the Offer on the Market for Our Shares; Registration Under the Securities Exchange Act of 1934

Our purchase of shares in the Offer will reduce the number of our shares that might otherwise trade publicly and may reduce the number of our shareholders.  As of November 21, 2013, approximately 1,025,270 shares of our common shares were held by non-affiliated shareholders.  Assuming the Offer is fully subscribed, we estimate that we will have approximately 1,018,350 shares held by non-affiliated shareholders following the purchase of shares tendered in the Offer.  The actual number of shares outstanding will depend on the number of shares tendered and purchased in the Offer.

Following the merger of Big Boulder and Blue Ridge, on November 1, 2013, shares of Blue Ridge ceased trading on the OTC Bulletin Board under the symbol “BLRGZ” and began trading on the OTC Markets under the temporary symbol “BRRED,” and on November 21, 2013 began trading on the OTC Markets under the symbol “BRRE.”  Trading in our common shares is limited and our shares do not trade on a daily basis.  In calendar year 2010, there were 54 trades involving 53,400 of our shares; in calendar year 2011, there were 70 trades involving 115,900 of our shares; in calendar year 2012, there were 35 trades involving 33,700 of our shares; and in calendar year 2013 through November 20, there were 95 trades involving 35,748 of our shares.  Given this illiquid market for our shares, we do not believe there will be a significant change in the trading activity for our shares following the Offer, although the volume of trading in the shares may be further reduced and it may become even more difficult to buy or sell significant amounts of shares without affecting the market price (if any) for our common shares, which could adversely affect continuing shareholders.

We intend to apply to the SEC to deregister our common shares as soon as practicable after completion of the Offer, if we are eligible.  Upon deregistration of our common shares, our duty to file periodic reports with the SEC will be suspended for as long as we have fewer than 300 record shareholders, and we will no longer be a public reporting company.  In addition, we will be relieved of the obligation to comply with the requirements of the proxy rules under Section 14 of the Exchange Act.  After the Offer and deregistration, there may not be a sufficient number of shares outstanding and publicly traded following the Offer to ensure a continued trading market in the shares in any over-the-counter market.  The continued quotation of our common shares as well as the availability of any over-the-counter trading in our common shares will depend, in part, on the nature and extent of continued publicly available information about Blue Ridge.  Further, under Rule 15c2-11, brokers and dealers are prohibited from publishing any quotation for a security, directly or indirectly, or submitting any such quotation for publication, in any quotation medium unless such broker or dealer has in its records the documents and information required by Paragraph A Current Information, and, based upon a review of such information together with any other documents and information required by Paragraph B Information, has a reasonable basis under the circumstances for believing that the Paragraph A Information is accurate in all material respects, and that the sources of the Paragraph A information are reliable. Market Makers may post quotations in securities of companies with limited financial information only if they can demonstrate to FINRA that the requirements of Rule 15c2-11 are being satisfied.

Although we currently intend to continue to provide audited annual financial statements and unaudited quarterly financial statements to our shareholders, there is no requirement that we do so.  Even if provided, these documents likely will not be as detailed or extensive as the information we currently file with the SEC and deliver to shareholders, and our financial statements may not be accompanied by management’s discussion and analysis in the same detail, if at all.  It will be more difficult for our shareholders to obtain information about us.  However, we will continue to be subject to the general anti-fraud provisions of federal and applicable state securities laws.

Common shares acquired in the Offer will be cancelled and returned to the status of authorized but unissued shares.

Section 13. Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of shares as contemplated by the Offer.  Should any such approval or other action be required, we currently contemplate that we will seek approval or such other action.  We cannot predict whether we may determine that we are required to delay the acceptance for payment of, or payment for, shares tendered in response to the Offer pending the outcome of any of these matters.  There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to our business.

Our obligation to accept for payment and pay for shares under the Offer is subject to various conditions.  See Section 7.

Section 14. United States Federal Income Tax Consequences

The following discussion describes United States federal income tax consequences of participating in the Offer for U.S. Holders and non-U.S. Holders (each as defined below). This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations, administrative pronouncements and judicial decisions in effect on the date of this document, all of which are subject to change, with possible retroactive effect.  The discussion does not purport to consider all aspects of federal income taxation that may be relevant to U.S. Holders and non-U.S. Holders.

The discussion deals only with shares held as capital assets within the meaning of Section 1221 of the Code and does not address matters that may be relevant to shareholders in light of their particular circumstances.  It also does not address matters that may be relevant to certain shareholders subject to special treatment under the Code, such as financial institutions, insurance companies, S corporations, partnerships and other pass-through entities, shareholders liable for the alternative minimum tax, dealers in securities or currencies, traders who elect to apply a mark-to-market method of accounting, tax-exempt organizations, U.S. expatriates, directors, employees, former employees or other persons who acquired their shares as compensation, including upon the exercise of employee stock options, and persons who are holding shares as part of a straddle, conversion, constructive sale, hedge, or hedging or other integrated transaction.  The discussion does not consider the effect of any applicable estate, gift, state, local or foreign tax consequence of participating in the Offer.  We recommend that each U.S. Holder and non-U.S. Holder consult such shareholders’ tax advisor as to the particular tax consequences to such shareholder of participating or not participating in the Offer, including the application of state, local and foreign tax laws and possible tax law changes.

If a partnership (including for this purpose an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership.  A beneficial owner that is taxable as a partnership, and partners in such partnership, should consult their own tax advisors.

As used herein, a “U.S. Holder” means a beneficial holder of shares that is for U.S. federal income tax purposes: (a) an individual citizen or resident of the United States, (b) a corporation or entity treated as a corporation for U.S. federal income tax purposes organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to United States federal income taxation regardless of its source, or (d) a trust if a court within the United States can exercise primary supervision of the trust’s administration and one or more United States persons have the authority to control all substantial decisions of the trust.  As used herein, a “non-U.S. Holder” means a beneficial holder of shares that is not a U.S. Holder.

Non-Participation in the Tender Offer.  U.S. Holders and non-U.S. Holders that do not participate in the Offer will not incur any tax liability as a result of the consummation of the Offer.

Exchange of Shares Pursuant to the Tender Offer.  The exchange of shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes.  A U.S. Holder that participates in the Offer will be treated, depending on such U.S. Holder’s particular circumstances, either as recognizing gain or loss from the disposition of the shares (measured by comparing the gross proceeds received for the shares (including any bonus payment) and the U.S. Holder’s basis in such tendered shares), or as receiving a dividend distribution from us (measured by the amount of gross proceeds received for the shares (including any bonus payment) and characterized for income tax purposes as described below).

Under the stock redemption rules of Section 302 of the Code, a U.S. Holder will recognize gain or loss on an exchange of shares for cash if the exchange: (a) results in a “complete termination” of all such U.S. Holder’s equity interest in us, (b) results in a “substantially disproportionate” redemption with respect to such U.S. Holder’s equity interest in us, or (c) is considered to be “not essentially equivalent to a dividend” with respect to the U.S. Holder.  In applying the Section 302 tests, a U.S. Holder must take into account shares that such U.S. Holder owns both directly and constructively after application of certain attribution rules. Generally, a U.S. Holder will be treated as owning constructively our shares owned by certain family members (except that in the case of a “complete termination” a U.S. Holder may waive, under certain circumstances, attribution from family members) and shares owned by certain related entities.  In addition, our shares that a U.S. Holder has the right to acquire by exercise of an option will be considered owned constructively by such U.S. Holder.

The receipt of cash by a U.S. Holder will be a considered a “complete termination” of such U.S. Holder’s equity interest in us only if the U.S. Holder owns, directly, or constructively, none of our shares immediately after the shares are sold pursuant to the Offer.  As noted above, if a U.S. Holder does not own any of our shares directly immediately after the Offer, but is still considered to own shares under the constructive ownership rules, in certain circumstances, such U.S. Holder may be able to waive certain of the attribution rules and satisfy the “complete termination” test, thus qualifying for income tax treatment as an exchange of such shares giving rise to the recognition of gain or loss.  A U.S. Holder that does not own directly any of our shares immediately after the sale of his or her shares pursuant to the Offer, but is still considered to constructively own some of our shares under the family attribution rules, should consult his or her tax advisor as to the circumstances under which the constructive ownership of such shares under the family attribution rules may be waived with respect to such U.S. Holder’s particular circumstances.

In the event that a U.S. Holder is unable to satisfy the “complete termination” test under Section 302 (because, for example, the Holder is unable to waive attribution rules, as described immediately above), the U.S. Holder must, in order for the tender of shares pursuant to the Offer to be treated as a sale or exchange for tax purposes, satisfy either the “substantially disproportionate test” or the “not essentially equivalent to a dividend” tests under Section 302.  An exchange of shares for cash will be “substantially disproportionate” with respect to a U.S. Holder’s equity interest in us if the percentage of the then-outstanding shares owned both directly and constructively by such U.S. Holder in us immediately after the exchange is less than 80% of the percentage of the shares owned (again, both directly and constructively) by such U.S. Holder in us immediately before the exchange.  In addition, such U.S. Holder must own (directly and constructively) less than 50% (based on voting power) of our voting shares.

 An exchange of shares for cash will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in us.  In the case of a U.S. Holder with a relative equity interest in us that is minimal and who does not exercise any control over or participate in the management of our corporate affairs, an exchange of shares for cash that results in any reduction of the U.S. Holder’s proportionate equity interest in us should be treated as “not essentially equivalent to a dividend.”  Whether an exchange of shares for cash by a U.S. Holder will be treated as “not essentially equivalent to a dividend” will depend upon the U.S. Holder’s particular facts and circumstances.

Whether an exchange of shares for cash by a U.S. Holder meets any of the three tests described in this Section 14 will depend upon the U.S. Holder’s particular facts and circumstances.  Because participating U.S. Holders must tender all of their shares in the Offer, we expect that U.S. Holders participating in the Offer will satisfy the “complete termination” test under Section 302, but no assurance can be provided in this regard. U.S. Holders should consult their tax advisers regarding the application of the rules of Section 302 in their particular circumstances.

If a U.S. Holder is treated as recognizing gain or loss from the disposition of the shares for cash, such gain or loss will be equal to the difference between the amount of cash received (including any bonus payment) and such U.S. Holder’s basis in the shares exchanged therefor.  Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the shares exceeds one year as of the date of the exchange.  Provided certain holding period requirements are met, non-corporate U.S. Holders generally will be subject to U.S. federal income tax at a maximum rate of 20% on amounts treated as long-term capital gain in 2013, and an additional 3.8% Medicare surtax may apply.

In the event a U.S. Holder does not satisfy any of the above-described Section 302 tests, the entire amount of cash received by such U.S. Holder pursuant to the exchange will be treated as dividend income, but not in excess of our current and accumulated earnings and profits allocable to such U.S. Holder’s shares.  If the amount received pursuant to the Offer by a U.S. Holder is greater than the amount characterized as dividend income to such U.S. Holder (because it is in excess of our current and accumulated earnings and profits allocable to such shares), the excess will first be treated as a non-taxable return of capital, causing a reduction in the basis of such U.S. Holder’s shares, and any amounts in excess of the U.S. Holder’s basis will be characterized as capital gain for U.S. income tax purposes.  Provided certain holding period requirements and other conditions are satisfied, non-corporate U.S. Holders generally will be subject to federal income tax at a maximum rate of 20% with respect to dividends, and an additional 3.8% Medicare surtax may apply.  To the extent that cash received in exchange for shares is treated as a dividend to a corporate U.S. Holder, (a) it generally will be eligible for a dividends-received deduction (subject to certain requirements and limitations) and (b) it generally will be subject to the “extraordinary dividend” provisions of the Code.  Corporate U.S. Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of the Code in their particular circumstances.

Medicare Tax.  For taxable years beginning after December 31, 2012, a U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. Holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000 depending on the individual’s circumstances).  Net investment income generally includes dividends and net gains from the disposition of stock, unless such net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities).  A U.S. Holder that is an individual, estate or trust should consult their tax advisor regarding the applicability of this Medicare tax to its income and gains derived from a tender of their shares with respect to their particular circumstances.

Federal Income Tax Withholding.  Backup federal income tax withholding at a 28% rate must be applied to the gross payment made to any U.S. Holder who is not a corporation and who does not otherwise establish an exemption from backup withholding by providing us with the shareholder’s correct taxpayer identification number (employer identification number or social security number), and certain other information, by completing, under penalties of perjury, the IRS Form W-9 included in the Letter of Transmittal.  A U.S. Holder that fails to provide us with the correct taxpayer identification number on IRS Form W-9 may be subject to a $50 penalty imposed by the Internal Revenue Service (“IRS”).  Certain U.S. Holders (including, among others, all corporations) are exempted from the backup withholding rules.  Backup withholding is not an additional tax, and any amounts withheld under the backup withholding regime may be claimed as a refund or credit on such U.S. Holder’s U.S. Federal income tax return.

U.S. backup withholding tax will not apply to the gross proceeds payable pursuant to the Offer to a non-U.S. Holder, provided that the foreign shareholder submits a statement (generally, an IRS Form W-8-BEN or other applicable Form W-8), signed under penalties of perjury, attesting to that shareholder’s non-U.S. person status.

If a shareholder owns the shares through a broker or other nominee who tenders the shares on the shareholder’s behalf, the holder may need to provide an IRS Form W-9, applicable IRS Form W-8 or other applicable form to such broker or nominee in order to avoid backup withholding.  The shareholder should consult its broker to determine whether any such forms are required.

ANY TENDERING SHAREHOLDER WHO IS A U.S. HOLDER THAT FAILS TO COMPLETE FULLY AND SIGN THE IRS FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL OR A FOREIGN SHAREHOLDER THAT FAILS TO PROVIDE AN APPLICABLE FORM W-8 MAY BE SUBJECT TO REQUIRED U.S. BACKUP WITHHOLDING AT A RATE EQUAL TO 28% OF THE GROSS PROCEEDS PAID TO SUCH SHAREHOLDER PURSUANT TO THE OFFER.

In the case of non-U.S. Holders, because of the uncertainty as to which characterization applies (dividend or capital gain), we intend to characterize cash paid to non-U.S. Holders as dividend income that is subject to withholding at a rate of 30% of the gross payment made to you, unless we receive the applicable IRS Form W-8 establishing your entitlement to a lower rate of, or zero, withholding submitted to us with the Letter of Transmittal.  As a non-U.S. Holder, you may be entitled to a refund (by filing a subsequent claim for refund) of amounts withheld if characterization of the payment as dividend income is incorrect or you fail to timely establish your entitlement to U.S. income taxation (under an applicable income tax treaty or otherwise) at a lower rate.

In order to obtain a reduced or zero rate of withholding pursuant to an applicable income tax treaty, a non-U.S. Holder must deliver to the depositary before any payment is made to the non-U.S. Holder, a properly completed and executed IRS Form W-8BEN claiming such an exemption or reduction.  In order to claim an exemption from withholding on the grounds that gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a non-U.S. Holder must deliver to the depositary, before the payment is made a properly completed and executed IRS Form W-8ECI claiming such exemption or reduction.  A non-U.S. Holder that qualifies for an exemption from withholding on these grounds generally will be required to file a U.S. Federal income tax return and generally will be subject to U.S. Federal income tax on income derived from the sale of shares pursuant to the Offer in the manner and to the extent described in this Section 14 for U.S. Holders.

A non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if such non-U.S. Holder meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described above in this Section 14, or if the non-U.S. Holder establishes that it is entitled to a reduced rate of, or zero, withholding pursuant to any applicable income tax treaty and a withholding was imposed at a higher rate.  In any such case, the non-U.S. Holder will be required to file a U.S. Federal income tax return or claim for refund in order to receive a refund of such excess withholding from the IRS.

Notwithstanding the foregoing, if a non-U.S. Holder tenders shares held in a U.S. brokerage account or otherwise through a U.S. broker, dealer, commercial bank, trust company or other nominee, such U.S. broker or other nominee will generally be the withholding agent for the payment made to the non-U.S. Holder pursuant to the Offer.  In some cases, such U.S. broker or other nominee may not withhold 30% U.S. federal gross income tax from the payment if the non-U.S. Holder certifies that it is not a U.S. person and that it met the “complete termination,” “substantially disproportionate,” or “not essentially equivalent to a dividend” test in respect of the Offer, although receipt of the full payment may be delayed until the certification is provided by such a non-U.S. Holder.  Non-U.S. Holders tendering shares that are held through a U.S. broker or other nominee should consult such U.S. broker or other nominee and their own tax advisors to determine the particular withholding procedures that will be applicable to them.

We recommend that non-U.S. Holders consult their own tax advisors regarding the application of U.S. federal withholding tax, including eligibility for a withholding tax reduction or exemption and the refund procedure.

Information Reporting.  Information statements will be provided to U.S. Holders and non-U.S. Holders whose shares are purchased by us and will be filed with the IRS, reporting the payment of the total purchase price or the amount characterized as dividend income as applicable (except with respect to those U.S. Holders, such as a corporation, that are exempt from the information reporting rules).

We recommend that each U.S. Holder consult the U.S. Holder’s own tax advisor to determine the particular tax consequences to him or her (including the applicability and effect of the constructive ownership rules and estate, gift, foreign, state and local tax laws and possible tax law changes) of the sale of shares pursuant to the Offer.

Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences and any applicable foreign tax consequences of the Offer and the potential for obtaining a refund of all or a portion of any tax withheld.

Section 15. Extension of the Offer; Termination; Amendment

We reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 occur or are deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the depositary and making a public announcement of the extension.  We also reserve the right, in our sole discretion, to terminate the Offer upon the occurrence of any of the conditions specified in Section 7 and not accept for payment or pay for any shares not already accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of such termination or postponement to the depositary and making a public announcement of the termination or postponement.  Our reservation of the right to delay acceptance for payment and to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we also reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 occur or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares or by decreasing or increasing the number of shares being sought in the Offer.  Amendments to the Offer may be made at any time and from time to time by giving oral or written notice of the extension to the depositary and making a public announcement of the amendment.

The announcement, in the case of an extension, shall be issued no later than 9:00 a.m., New York time, on the next business day after the last previously scheduled or announced expiration date.

Any public announcement made under the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of that change.  Without limiting the manner in which we may choose to make any public announcement, except as provided by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to PR Newswire or another comparable news service.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rule 14e promulgated under the Exchange Act. This rule and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information.

If we undertake any of the following actions:

•

increase the price that may be paid for shares above $11.00 per share or decrease the price that may be paid for shares below $11.00 per share;

•

change the amount of the cash bonus; or

•

decrease the number of common shares that we may purchase in the Offer,

and the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 15, then the Offer will be extended until the expiration of a period of ten business days.

Section 16. Fees and Expenses

We have retained Morrow & Co., LLC to act as the Information agent and IST Shareholder Services to act as depositary in connection with the Offer.  The Information Agent may contact holders of shares by mail, telephone, telegraph and in person and may request that brokers, dealers, commercial banks, trust companies and other nominee shareholders forward materials relating to the Offer to beneficial owners.  The Information Agent and the depositary will receive reasonable and customary compensation for its services, will be reimbursed by us for specified reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer.

We will not pay fees or commissions to any broker, dealer, commercial bank, trust company or other person for soliciting any shares under the Offer, other than as described above.  We will, however, on request, reimburse brokers, dealers, commercial banks, trust companies and other persons for customary handling and mailing expenses incurred in forwarding the Offer and related materials to the beneficial owners for when they act as nominees.  No broker, dealer, commercial bank or trust company has been authorized to act as our agent, or the agent of the Information Agent or depositary for purposes of the Offer.  We will pay, or cause to be paid, any stock transfer taxes on our purchase of shares, except as otherwise provided in Section 6 hereof and in Instruction 7 of the Letter of Transmittal.

The estimated costs and fees to be paid by the Company in connection with the Offer are as follows:

Legal Fees and Expenses	$70,000
Special Committee to the Board of Directors fee	15,000
Information Agent Fees and Expenses	7,000
Printing and Mailing	8,400
Consultant fee for Fairness Opinion	116,063
Depositary Fees and Expenses	5,000
Commission Filing Fee and EDGAR Fees	10
Contingency	1,000

Total	$222,473

Our directors, officers and employees may also solicit tenders pursuant to this Offer in person, by telephone or through other forms of communication, but these persons will not receive any additional compensation for the solicitations.  The members of our Special Committee received $15,000 in fees for their service on the committee.

The depositary will receive reasonable and customary compensation for its services and will also be reimbursed for certain out-of-pocket expenses.  The Company has also agreed to indemnify the depositary against certain liabilities in connection with this Offer.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to this Offer.  We will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and customary handling and mailing expenses incurred by them in forwarding materials related to this Offer to their customers.

Section 17. Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law.  If we become aware of any jurisdiction where the making of the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law.  If, after good faith effort, we cannot comply with the applicable law, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of shares residing in that jurisdiction, provided that we will comply with the requirements of Rule 13e-4(f)(8) under the Exchange Act.  In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

In accordance with Rule 13e-3 under the Exchange Act, we have filed with the Securities and Exchange Commission a Schedule 13E-3 that contains additional information and documentation with respect to the Offer.  The Schedule 13E-3, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase contains a number of forward-looking statements, including, among others, statements dealing with the Offer, the date on which we will pay for tendered shares, the repurchase of additional shares in the future, the fees and expenses we will incur in connection with the Offer, the listing and tradability of our stock after the Offer is completed and the sufficiency of our cash resources and reserves.

These forward-looking statements are made based upon management’s expectations and beliefs concerning future events impacting us and therefore involve a number of uncertainties and risks.  Therefore, the actual results of our operations or our financial condition could differ materially from those expressed or implied in these forward-looking statements.

Forward-looking statements include all statements that do not relate solely to historical or current facts and may be identified by the use of words such as “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan” or “continue.”  These forward-looking statements are based on current plans and expectations and are subject to a number of risks, uncertainties and other factors which could significantly affect current plans and expectations and our future financial condition and results. These factors, which could cause actual results, performance and achievements to differ materially from those anticipated, include, but are not limited to:

•

Changes in market demand and/or economic conditions within our local region and nationally, including changes in consumer confidence, volatility of mortgage interest rates and inflation;

•

The status of the current and future real estate market in the Pocono Mountains;

•

Borrowing costs and our ability to generate cash flow to pay interest and scheduled debt payments as well as our ability to refinance such indebtedness;

•

Our ability to continue to generate sufficient working capital to meet our operating requirements;

•

Our ability to obtain and maintain approvals from local, state and federal authorities for on regulatory issues;

•

Our ability to provide competitive pricing to sell homes;

•

Our ability to achieve gross profit margins to meet operating expenses;

•

Fluctuations in the price of building materials;

•

Our ability to effectively manage our business;

•

Our ability to attract and retain qualified personnel in our business;

•

Our ability to negotiate leases for the future operations of our facilities;

•

Our relations with our controlling shareholder, including its continuing willingness to provide financing and other resources;

•

Actions by our competitors;

•

Effects of changes in accounting policies, standards, guidelines or principles;

•

Terrorist acts, acts of war and other factors over which the Company has little or no control; and

•

Our ability to deregister the Company’s common shares with the SEC and realize the cost savings related thereto.

The foregoing are significant factors we think could cause our actual results to differ materially from expected results.  However, there could be additional factors besides those listed herein that also could affect Blue Ridge in an adverse manner.

You should read this Offer to Purchase completely and with the understanding that actual future results may be materially different from what we expect.  You are cautioned not to unduly rely on forward-looking statements when evaluating the information presented in this Offer to Purchase or our other disclosures because current plans, anticipated actions and future financial conditions and results may differ from those expressed in any forward-looking statements made by or on behalf of Blue Ridge.

All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing factors and the other risk factors set forth elsewhere in our other filings with the SEC.  We caution readers that the important factors set forth above, as well as factors discussed in other documents filed by us with the SEC, among others, could cause our actual results to differ materially from statements contained in this Offer to Purchase.

These and other factors are discussed in our SEC filings, including our most recent annual report on Form 10-K, and our most recent quarterly report on Form 10-Q, each of which is incorporated by reference herein.  To the extent the Company determines that it must incorporate any documents filed in the future, it will amend its Offer to Purchase.

All subsequent written forward-looking statements concerning the Offer or other matters addressed in this Offer to Purchase and attributable to us or any person acting on our behalf are qualified by these cautionary statements.  Except as required by applicable law, including in the event there are material changes in the information previously disclosed during the tender offer period, we do not undertake any obligation to release publicly any revisions, update or revise such forward-looking statements to reflect new information, events or circumstances after the date of this Offer to Purchase or to reflect the occurrence of unanticipated events

We have not authorized any person to make any recommendation on our behalf regarding whether you should tender or refrain from tendering your shares in the Offer.  We have not authorized any person to provide any information or make any representation in connection with the Offer, other than those contained in this Offer to Purchase or in the Letter of Transmittal.  You should not rely upon any recommendation, information or representation that is given or made to you as having been authorized by Blue Ridge, the Information Agent or the depositary.

Blue Ridge Real Estate Company

January 6, 2014

The Letter of Transmittal and any other required documents should be sent or delivered by each record shareholder or the shareholder’s broker, dealer, commercial bank, trust company or nominee to the depositary.  Shareholders tendering shares must deliver the Letter of Transmittal and any other required documents by mail or overnight courier.  Facsimile copies of Letters of Transmittal will not be accepted.

Any questions or requests for assistance may be directed to the Information Agent at its telephone number or address set forth below.  Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery also may be directed to the Information Agent at the telephone number or address set forth below.  You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer. To confirm delivery of shares, shareholders are directed to contact the depositary.

The Information Agent for the Offer is:

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

Banks and Brokers Call (203) 658-9400

All Others Call Toll-Free (800) 662-5200

The Depositary for the Offer is:

IST Shareholder Services

If delivering by mail:	If delivering by hand, express mail, courier or other expedited service:
IST Shareholder Services	IST Shareholder Services
433 S. Carlton Avenue	433 S. Carlton Avenue
Wheaton, IL 60187	Wheaton, IL 60187

By Facsimile Transmission (for eligible institutions only):

Facsimile: (630) 480-0641

To confirm by telephone: (630) 480-0393 or

Toll free (800) 757-5755

APPENDIX A

BDO Consulting Fairness Opinion

November 19, 2013

Board of Directors

Blue Ridge Real Estate Company

P.O. Box 707

Route 940 and Moseywood Road

Blakeslee, PA 19610

To the Board of Directors:

Blue Ridge Real Estate Company and its assigns and successors (jointly and severally, and together with any predecessor entities, the “Company”) has requested BDO Consulting (“BDO”) to provide to the Company’s  board of directors (the “Board”) with BDO’s opinion (the “Opinion”) as to the fairness from a financial point of view to certain odd-lot stockholders of the Company, of the consideration to be paid by the Company in the proposed tender offer to such odd-lot stockholders of the Company described below (the “Proposed Transaction”).

1.

Description of the Proposed Transaction

The draft term sheet dated as of October 15, 2013 (the “Agreement”), between the Company and certain odd-lot stockholders of the Company, sets forth the principal terms of the Proposed Transaction.  The Agreement provides, among other things, that the odd-lot stockholders of the Company holding 99 or fewer shares of the Company will receive $11.00 for each share of the Company’s stock currently owned by such odd-lot stockholders in connection with the Proposed Transaction.  In addition to the $11.00 per share price, the Company is offering each tendered holder a $100 bonus upon completion of the Proposed Transaction.

2.

Scope of the Analysis

In connection with this Opinion, BDO has, among other things:

a)

Considered the Agreement and the draft Offer to Purchase for Cash All Common Shares of the Company Held by Holders of 99 or Fewer Shares at a Purchase Price of $11.00 Per Share, dated October 16, 2013 (the “Draft Tender Offer Notice”);

b)

Reviewed certain publicly available business and historical financial information relating to the Company including the Company’s audited financial statements on Form 10-K filed with the Securities and Exchange Commission (“SEC”) for the years ended October 31, 2012 and the Company’s unaudited interim financial statements for the quarter ended July 31, 2013 included in the Company’s Form 10-Q filed with the SEC;

c)

Reviewed certain non-public internal financial information and other data relating to the business of the Company that were provided to us by the Company for the purpose of our analysis and accordingly on which basis we prepared our analysis;

d)

Conducted discussion with, and relied on statements made by, members of the senior management of the Company concerning the business, operations, historical financial results, future prospects of the Company, and the Proposed Transaction;

e)

Reviewed information received through emails from the management of the Company which made certain representations as to historical financial statements, financial projections and the underlying assumptions, and a pro forma schedule of assets and liabilities (including valuation allowances, unfunded defined pension liability, operating cash flow carry) for the Company on a pro-forma basis at close;

f)

Considered the historical trading price and trading volume of the Company’s common stock  and the publicly traded securities of certain other companies that we deemed relevant;

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g)

Considered certain financial performance data of the Company and compared that data with similar data for other companies in lines of business we deemed relevant;

h)

Compared the financial terms of the Proposed Transaction with the publicly available financial terms of certain other transactions which we believe to be generally relevant;

i)

Considered certain pro forma effects of the Proposed Transaction on the Company’s financial statements; and

j)

Considered such other information, financial studies, analyses and investigations and financial, economic and market criteria as we deemed relevant and appropriate for purposes of this Opinion.

3.

Assumptions, Qualifications, and Limiting Conditions

The opinions expressed herein are subject to the following additional qualifications and limitations, with the Company’s consent:

i.

In arriving at our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information that was publicly available or furnished to us by the Company  or otherwise reviewed by us for purposes of this Opinion, and we have not assumed and we do not assume any responsibility or liability for any such information.

ii.

Aside from the Company’s land inventory and commercial investment property, we have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, and we have assumed that any third party appraisals provided to us by or on behalf of the Company were prepared on a reasonable basis.

iii.

We have assumed that the Proposed Transaction as consummated will not differ in any material respect from that described in the Agreement, without any adverse waiver or amendment of any material term or condition thereof, and that the parties to the Agreement will comply with all material terms of the Agreement and the Draft Tender Offer Notice;

iv.

We have assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Agreement and the Draft Tender Offer Notice without any amendments thereto or any waivers of any terms or conditions thereof;

v.

We accept no responsibility for the accounting or other data and commercial assumptions on which this Opinion is based.  Further, this Opinion does not address any legal, regulatory, taxation or accounting matters, as to which we understand that the Board has obtained such advice as it deemed necessary from qualified professionals;

vi.

This Opinion does not address, and should not be construed to address, the relative merits of the Proposed Transaction as compared to other business strategies or transactions that might be available with respect to the Company, the underlying business decision of the Company to effect the Proposed Transaction, or whether the consideration to be paid by the Company to certain odd-lot stockholders of the Company in the Proposed Transaction represents the best price obtainable.  We express no view as to the federal, state or local tax consequences of the Proposed Transaction;

vii.

This Opinion is based on business, economic, regulatory, monetary, market and other conditions as they exist as of the date hereof or as of the date of the information provided to us;

viii.

This Opinion is effective as of the date hereof.  We have no obligation to update the Opinion unless requested by you in writing to do so and expressly disclaim any responsibility to do so in the absence of any such request; and

ix.

We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon.  Furthermore, in our analysis and in connection with the preparation of this Opinion, BDO has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction.

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This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice.  This Opinion does not constitute a view regarding the solvency of the Company prior to or subsequent to the Proposed Transaction.  BDO has performed no procedures to determine the solvency of the Company.  As such, this Opinion does not constitute a solvency opinion, and should not be relied upon for such purposes.  In addition, BDO is not expressing any opinion as to the market price or value of any of the Company’s  securities after announcement of the Proposed Transaction.  BDO has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering this Opinion, BDO is not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the consideration to be received by the odd-lot shareholders of the Company in the Proposed Transaction, or with respect to the fairness of any such compensation.

This Opinion may not be quoted or referred to, in whole or in part, filed with, or furnished or disclosed to any other party, or used for any other purpose, without our prior written consent, except as described in the remainder of this paragraph.  This Opinion may be included in its entirety in any proxy statement or tender offer notice distributed to stockholders of the Company in connection with the Proposed Transaction or other document required by law or regulation to be filed with the Securities and Exchange Commission, and you may summarize or otherwise reference the existence of this Opinion in such documents, provided that any such summary or reference language shall also be subject to the prior written approval by BDO.

This Opinion is provided solely for the benefit of the Board, in their capacity as Directors of the Company, in connection with and for the purposes of their consideration of the Proposed Transaction.  This Opinion is not on behalf of, and shall not confer rights or remedies upon, may not be relied upon by, and does not constitute a recommendation by BDO to, any holder of securities of the Company or any other person other than the Board to take any action in relation to the Proposed Transactions or any form of assurance by BDO as to the condition of the Company; instead, it merely states whether the consideration to be paid in the Proposed Transaction is within a range suggested by certain financial analyses.  The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based.  This letter should not be construed as creating any fiduciary duty on the part of BDO to any party.

4.

Disclosure of Prior Relationships

We will receive a fee as compensation for our services in rendering this Opinion.  No portion of BDO’s fee is contingent upon either the conclusion expressed in the Opinion or whether or not the Proposed Transaction is successfully consummated.  Pursuant to the terms of the engagement letter between the Company and BDO, a portion of BDO’s fee is payable upon BDO stating to the Board that it is prepared to deliver its Opinion.  Other than this engagement, during the two years preceding the date of this Opinion, BDO has not had  any material relationship with any party to the Proposed Transaction for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.  This Opinion has been approved by BDO’s fairness opinion committee.  Other than the value of the land inventory and commercial investment property (on which BDO conducted a reasonable independent analysis, but did not provide or obtain a formal appraisal), BDO did not verify any information that formed a substantial basis for this Opinion.

5.

Conclusion

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be paid by the Company to certain odd-lot stockholders of the Company in the Proposed Transaction is fair to such odd-lot stockholders from a financial point of view.

This Opinion has been approved by the internal opinion committee of BDO.

Sincerely,

/s/ BDO Consulting

BDO Consulting

Los Angeles, CA  90067

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